Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and among

SPECTRUM CONTROL, INC.,

SPECTRUM MICROWAVE, INC.,

MICRO NETWORKS CORPORATION,

CREATIVE ELECTRIC, INCORPORATED,

MNC WORCESTER CORPORATION

and

INTEGRATED DEVICE TECHNOLOGY, INC.

Dated: November 20, 2009

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT dated November 20, 2009 is by and among SPECTRUM CONTROL, INC., a Pennsylvania corporation with its principal place of business at 8031 Avonia Road, Fairview, Pennsylvania 16415 (“Spectrum”), SPECTRUM MICROWAVE, INC., a Delaware corporation with its principal place of business at 1900 West College Avenue, State College, Pennsylvania 16801 (“Buyer”); MICRO NETWORKS CORPORATION, a Delaware corporation, with its principal place of business at 324 Clark Street, Worcester, Massachusetts 01606 (“Micro Networks”); CREATIVE ELECTRIC, INCORPORATED, a New York corporation and the wholly-owned subsidiary of Micro Networks, with its principal place of business at 23 North Division Street, Auburn, New York 13021 (“Creative Electric”); MNC WORCESTER CORPORATION, a Delaware corporation and the wholly-owned subsidiary of Micro Networks, with its principal place of business at 324 Clark Street, Worcester, Massachusetts 01606 (“MNC Worcester” and, together with Micro Networks and Creative Electric, the “Sellers” and each, a “Seller”), and INTEGRATED DEVICE TECHNOLOGY, INC., a Delaware corporation having offices at 6024 Silver Creek Valley Road, San Jose, California 95138 (the “Stockholder”). Spectrum, Buyer, Sellers and the Stockholder are sometimes referred to collectively as the “parties.”

RECITALS:

A. Sellers are engaged in the business of designing, developing and manufacturing the Business Products (the “Business”).

B. Creative Electric owns the Owned Real Property and Micro Networks leases the Leased Real Property.

C. Micro Networks is the sole stockholder of Creative Electric and MNC Worcester.

D. The Stockholder is the sole stockholder of Integrated Circuit Systems, Inc., a Pennsylvania corporation with its principal place of business at 6024 Silver Creek Valley Road, San Jose, California 95138 (“ICS”). ICS is the sole stockholder of Micro Networks.

E. Spectrum is the sole stockholder of Buyer.

F. Buyer desires to purchase and assume from Sellers, and Sellers desire to sell, transfer and assign to Buyer, the Purchased Assets and the Assumed Liabilities upon the terms and conditions contained in this Agreement.

G. Buyer desires to purchase the Owned Real Property from Creative Electric and Creative Electric desires to sell and transfer the Owned Real Property to Buyer, upon the terms and conditions of this Agreement.

H. Buyer desires to sublease a portion of the Leased Real Property from Micro Networks and Micro Networks desires to sublease such portion of the Leased Real Property to Buyer, upon the terms and conditions of the Sublease Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the following terms have the following meanings:

(a) “Accounts Payable” means all bona fide accounts payable of a Seller related to the Business as of the Closing Date, but shall not include any accounts payable owed to the Stockholder or Affiliates of the Stockholder.

(b) “Accounts Receivable” means all bona fide accounts receivable, notes receivable, rights to payment from customers and other amounts payable to a Seller exclusively related to the Business as of the Closing Date, but shall not include any accounts receivable due from the Stockholder or Affiliates of the Stockholder nor any accounts receivable in connection with the Netcom East Business.

(c) “Accrued Liabilities” means all accrued expenses of a Seller related to the Business including accrued salaries, wages, vacation pay, sick pay and paid time off and other employment benefits to the extent such obligations relate to Business Employees earned or accrued prior to the Closing (excluding any severance payments or other termination benefits payable to Business Employees who are not Transferred Employees arising from the termination of their employment by a Seller in connection with the Closing) and all of each Seller’s other accrued expenses relating to the Business accrued prior to the Closing, a schedule of which, setting forth the itemized amount in dollars of such liabilities, shall have been supplied to Buyer three (3) days prior to the Closing Date, but shall not include any accrued liabilities of a Seller owed to the Stockholder or Affiliates of the Stockholder or any accrued liabilities of a Seller for Taxes.

(d) “Affiliate” means, as to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is under common control with or is controlled by such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

(e) “Agreement” means, unless the context otherwise requires, this Asset Purchase Agreement together with the Schedules and Disclosure Schedules attached hereto.

(f) “Assumed Contracts” means the Contracts identified on Schedule 1.1(f);

(g) “Assumed Liabilities” means (i) the Accounts Payable, (ii) the Accrued Liabilities, (iii) all liabilities under the Assumed Contracts arising or to be paid or performed after the Closing Date (other than any liability which results from any material breach of an

Assumed Contract occurring prior to the Closing Date), (iv) the Warranty Obligations, (v) subject to Section 6.13(b), Product Liability Claims if they are in the aggregate less than $50,000, (vi) any other recorded working capital obligations of a Seller relating exclusively to the Business, (vii) any off-balance sheet liabilities of Sellers relating exclusively to the Business, other than the Retained Liabilities, and (viii) except for the Retained Liabilities, any liability related exclusively to the Business or related exclusively to the Purchased Assets, but only to the extent that such liability arises out of or relates to the period after the Closing.

(h) “Business Employee” means any employee of a Seller who is principally employed in the Business.

(i) “Business Products” means all products designed and/or manufactured by Sellers in Auburn, New York or Worcester, Massachusetts, as of the Closing Date as identified on Schedule 1.1(i), and any Modification thereof actually created or owned by Sellers prior to the Closing Date; provided, however, that the Business Products shall not include any products of the Netcom East Business and Modifications thereof.

(j) “Business Records” means originals or true copies of all operating data and records of each Seller exclusively relating to the Business, including financial, accounting and bookkeeping books and records, purchase and sale orders and invoices, sales and sales promotional data, advertising materials, marketing analyses, past and present price lists, past and present customer service files, credit files, written operating methods and procedures, other information exclusively related to the Purchased Assets, reference catalogues, insurance files, personnel records, records relating to potential acquisitions and other records, on whatever media.

(k) “Cash” means all cash and cash equivalents of each Seller.

(l) “Closing Date” means the date that the Closing occurs, which shall be within two (2) business days upon the satisfaction or (to the extent permitted) waiver of the last of occur of the conditions to the Closing set forth in Articles 7 and 8 hereof (other than conditions to be satisfied at the Closing), or such date as determined by the mutual agreement of the parties.

(m) “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(n) “Contracts” means any written agreement, contract, purchase order, license, lease, obligation, instrument, note, guarantee, promise, commitment or undertaking that is legally binding.

(o) “Customer Lists” means all current customer lists of the Business and all past customer lists within Sellers’ Knowledge.

(p) “Disclosure Schedules” means the disclosure schedules to this Agreement.

(q) “Encumbrance” means any claim, lien, pledge, option, charge, easement, security interest, right-of-way, encroachment, reservation, restriction, encumbrance, or other right of any Person, or any other restriction or limitation of any nature whatsoever, affecting title to any of the Purchased Assets or any Facility.

(r) “Environmental Claims” means any written notice of violation, notice of potential or actual responsibility or liability, or written Proceeding (including those for contribution and/or indemnity) by any Governmental Authority or other Person directed against Buyer or any Buyer Indemnitee for any damage (including personal injury, tangible or intangible property damage, natural resource damage, indirect or consequential Losses, investigative costs, removal, response or remediation costs, nuisance, pollution, contamination or other adverse effects on the environment or for fines, penalties or restrictions or conditions on environmental Permits) resulting from or relating to the following conditions, circumstances or acts existing or occurring before the Closing Date: (i) the presence of, a Release or threatened Release into the environment of, or exposure to, any Hazardous Substances, at, in, by or from any Facility, (ii) the generation, manufacture, processing, distribution, use, handling, transportation, storage, treatment or disposal of any Hazardous Substances at or in connection with the operation of any Facility, (iii) the violation, or alleged violation, of any Environmental Laws at or in connection with the operation of the Business at any Facility, or (iv) the non-compliance or alleged non-compliance with any Environmental Laws at or in connection with the operation of any Facility.

(s) “Environmental Laws” means any applicable Governmental Requirements and any licenses, permits, notices or other requirements issued pursuant thereto, enacted, promulgated or issued by any Governmental Authority in any jurisdiction, in effect as of the Closing Date, relating to pollution or protection of public health or the environment (including any air, surface water, groundwater, land surface or sub-surface strata, whether outside, inside or under any structure), or to the identification, reporting, generation, manufacture, processing, distribution, use, handling, treatment, storage, disposal, transporting, presence, Release or threatened Release of, any Hazardous Substances. Without limiting the generality of the foregoing, Environmental Laws include the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Occupational Safety and Health Act, as amended and all similar or analogous laws enacted, promulgated or lawfully issued by any Governmental Authority.

(t) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

(u) “Escrow Agent” means Manufacturers and Traders Trust Company.

(v) “Excluded Assets” means, notwithstanding any other provision of this Agreement, the assets of each Seller, the Stockholder and their respective Affiliates other than the Purchased Assets, which assets are not to be acquired by Buyer hereunder, including the following:

(i) any bank accounts of any Seller or of the Stockholder;

(ii) any Cash of any Seller or of the Stockholder and any accounts receivable due from the Stockholder or any Affiliates of the Stockholder;

(iii) any rights of a Seller or the Stockholder under this Agreement and the other Transaction Documents;

(iv) the Business Records of each Seller described on Schedule 1.1 (v)(iv), and any Business Records, including personnel files, that Sellers or the Stockholder are required by Governmental Requirements to retain in their possession (together, the “Retained Records”);

(v) any Tax records of a Seller or the Stockholder;

(vi) any Insurance of a Seller or the Stockholder, including all rights, claims or causes of action under such Insurance;

(vii) any rights relating to Contracts other than Assumed Contracts, the Employee Plans, and the documents evidencing or otherwise relating to the foregoing;

(viii) deposits for income or franchise taxes of a Seller or the Stockholder;

(ix) any Tax credits, Tax refunds or other Tax assets of a Seller or the Stockholder;

(x) any of the Netcom East Assets;

(xi) any leasehold improvements to the Leased Real Property (the “Worcester Leasehold Improvements”);

(xii) any Permits which are not lawfully transferable to Buyer;

(xiii) all Intellectual Property other than the Purchased Intellectual Property and Purchased Technology;

(xiv) all Inventory sold or otherwise transferred or disposed of between the date of this Agreement and the Closing in the ordinary course of business not in violation of the terms of this Agreement and the other Transaction Documents; and

(xv) all rights of indemnity, warranty rights, rights of contribution, rights to credits or refunds, claims, causes of action, rights of recovery and rights of set-off of any kind against any Person to the extent arising from or related to the Excluded Assets or the Retained Liabilities.

Without limiting the generality of the foregoing, and except with respect to the patents listed as owned by the Stockholder in Schedule 1.1(aaa) (the “IDT Patents”), in no event shall the Purchased Assets include assets of the Stockholder.

(w) “Facility” and “Facilities” means, individually or collectively, as applicable, the Owned Real Property and the Leased Real Property.

(x) “GAAP” means, with respect to all accounting matters and issues, generally accepted accounting principles as in effect from time to time in the United States applied (to the extent applicable to the Pro Forma Financial Statements) in a manner consistent with the Pro Forma Financial Statements.

(y) “Goodwill” means the goodwill exclusively related to the Business.

(z) “Governmental Authority” means any federal, state, local or foreign government, or any political subdivision of any of the foregoing, or any court, agency or other entity, body, organization or group, exercising any executive, legislative, judicial, regulatory or administrative function of government, or any supranational body.

(aa) “Governmental Requirement” means any published law, statute, regulation, ordinance, rule, directive, code, order, judgment, writ, injunction, decree or award of any Governmental Authority now in effect.

(bb) “Hazardous Substances” means any pollutants, contaminants, substances, hazardous and/or toxic chemicals, carcinogens, wastes, and any ignitable, corrosive, reactive, toxic or other hazardous substances or materials, whether solids, liquids or gases (including petroleum and its derivatives, PCBs, asbestos, radioactive materials, waste waters, sludge, slag and any other substance, material or waste), as defined in or regulated by any Environmental Laws or as determined by any Governmental Authority.

(cc) “Independent Accountants” means KPMG, or any successor thereof.

(dd) “Insurance” means any fire, product liability, automobile liability, general liability, worker’s compensation, medical insurance stop-loss coverage or other form of insurance of the Business, and any tail coverage purchased with respect thereto.

(ee) “Intellectual Property” means (i) United States and foreign patents and patent applications and disclosures relating thereto (and any patents that issue as a result of those patent applications), together with all reissuances, continuations, continuations-in-part, revisions, extensions and re-examinations thereof, (ii) United States and foreign trademarks, service marks, trade dress, logos, trade names, and corporate names, whether registered or unregistered, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) United States and foreign copyrights and rights under copyrights (other than moral rights), whether registered or unregistered, and all applications, registrations and renewals in connection therewith, (iv) United States and foreign mask work rights and all applications, registrations and renewals in connection therewith, and (v) trade secrets and confidential business information (including ideas, know-how, compositions, supplier lists, pricing and cost information and business and marketing plans and proposals).

(ff) “Inventory” means all raw material, work-in-process and finished goods inventories used in the Business Products, wherever located.

(gg) “Key Employees” means each of Mark Sullivan, Michael King, William Gibson and John Deacon.

(hh) “Knowledge of Sellers” or any similar phrase means the actual knowledge of Michael King, Fred Zust and Richard Crowley, and the knowledge of any fact or matter which any such person would have reasonably been expected to be aware of in the course of the performance of his duties on behalf of Sellers.

(ii) “Leased Real Property” means the real property and improvements leased by Micro Networks from 324 Clark Street, LLC, located at 324 Clark Street, Worcester, Massachusetts 01605.

(jj) “Licensed Intellectual Property” means the Intellectual Property licensed by the Stockholder to Buyer pursuant to the IP Cross-License Agreement.

(kk) “Licensed Technology” means the Technology licensed by the Stockholder to Buyer pursuant to the IP Cross-License Agreement.

(ll) “Losses” means all out-of-pocket damages, assessments, losses, fines, liabilities, deficiencies, costs and expenses, including interest, penalties, court costs and reasonable attorneys’ and reasonable accountants’ fees and disbursement.

(mm) “Material Adverse Effect” shall mean any event, effect, circumstances or change that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the conditions (financial or otherwise) or operating results of the Business; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of any events, effects, circumstances or changes that (A) affect the general economic conditions in the United States, which do not disproportionately affect the Purchased Assets or the Business in any material respect; (B) affect generally the industry in which the Business operates but that do not have a disproportionate effect on the Purchased Assets or the Business in any material respect; (C) result from the announcement of this Agreement or the pendency of the transactions contemplated hereby, including impact on the relationship of Sellers with customers, suppliers, distributors, consultants, employees or independent contractors or other third parties; (D) result from the performance by Sellers and the Stockholder of their obligations under the Transaction Documents or their taking of any action with the consent of Spectrum or Buyer, including impact on the relationship of Sellers with customers, suppliers, distributors, consultants, employees or independent contractors or other third parties; (E) the taking of any action by Spectrum, Buyer or their respective Affiliates; or (F) result from changes in applicable law or in GAAP effected after the date of this Agreement.

(nn) “Modification” means any modification, revision or incremental improvement to a Business Product that may include bug fixes, error corrections, enhancements or optimizations to existing features, or the addition of new features without affecting the basic product platform or application.

(oo) “Multiemployer Plan” shall have the meaning set forth in ERISA Section 3(37) or ERISA Section 4001.

(pp) “Netcom East Assets” means all assets related to the Netcom East Business.

(qq) “Netcom East Business” means the design, manufacture and sale of (i) surface acoustic wave, crystal oscillator, and phase lock loop integrated circuits of a Seller that does not use a discrete transistor or amplifier as a gain element in the oscillator loop; and (ii) discrete surface acoustic wave, crystal oscillator and phase lock loop integrated circuits with IDT part numbers M62X, M63X, M704, M705, M83X, M84X, and M65XX, and any Modification to the items described in items (i) and (ii) above.

(rr) “Net Working Capital” means the difference between (a) the total of (i) Accounts Receivable (less the amount of any provision, reserve or allowance for doubtful accounts therefor set forth in the Closing Statement) and (ii) Inventory (valued on a basis consistent with the fiscal quarter-end of the Business immediately preceding the Closing Date, net of reserves for excess, obsolete or slow moving material), each as of the Closing Date, minus (b) (i) Accounts Payable and (ii) Accrued Liabilities, each as of the Closing Date, calculated in the manner set forth on Schedule 2.4.

(ss) “Net Working Capital Adjustment” or “Preliminary Net Working Capital Adjustment” means (a) if Net Working Capital is less than $5,200,000, the amount, expressed as a positive number, by which Net Working Capital is less than $5,200,000 and (b) if Net Working Capital is more than $5,600,000, the amount, expressed as a positive number, by which Net Working Capital exceeds $5,600,000. There shall not be a Net Working Capital Adjustment if Net Working Capital is between $5,200,000 and $5,600,000.

(tt) “Other Current Assets” means all current assets exclusively related to the Business other than Accounts Receivable, Inventory, prepaid Taxes and prepaid amounts relating to any Taxes of a Seller, but excluding any prepayment or similar asset that would not, in Buyer’s reasonable judgment, benefit Buyer following the Closing.

(uu) “Owned Real Property” means all real property and improvements thereon located in Auburn, New York, owned by any Seller and affiliated with the Business, including those parcels having tax identification numbers identified on Schedule 4.27, together with all of Sellers’ rights, privileges, interests, easements, hereditaments and appurtenances thereunto in any way incident, appertaining or belonging, including: (a) all right, title and interest in and to adjacent streets, alleys, rights of way and any adjacent strips or gores of real estate; and (b) all right, title and interest in and to all oil, gas and other minerals in, on or that may be produced from the property, all mineral leases, royalty interests and bonuses relating thereto, and all agreements relating to the production, development, exploration or exploitation thereof.

(vv) “Permits” means all permits, licenses, consents, franchises, approvals and other authorizations required from any Governmental Authority or other Person in connection with the operation of the Business and necessary to conduct the Business as presently conducted.

(ww) “Permitted Encumbrance” shall mean: (a) liens of landlords and liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and vendor’s liens incurred in the ordinary course of business and which are not based on a past due obligation and which will not materially impair Buyer’s use of the Purchased Assets after Closing in the same manner as the Purchased Assets are used as of the date hereof; (b) purchase money liens arising or created in the ordinary course of business; (c) liens for Taxes or other governmental charges not yet due and payable or being contested in good faith by appropriate proceedings, (d) non-exclusive licenses granted by any Seller or the Stockholder in the ordinary course of business and that do not materially interfere with Buyer conducting the Business as presently conducted by Sellers, and (d) Permitted Title Encumbrances.

(xx) “Person” means any Governmental Authority, individual, association, joint venture, partnership, corporation, limited liability company, trust or other entity.

(yy) “Proceeding” means any claim, demand, action, suit, litigation, dispute, inquiry, order, writ, injunction, judgment, assessment, decree, grievance, arbitral action, administrative hearing, investigation or other proceeding.

(zz) “Purchased Assets” means all right, title and interest of each Seller in and to the following assets of such Seller:

(i) the Accounts Receivable;

(ii) the Assumed Contracts;

(iii) the Business Records, other than the Retained Records;

(iv) the Customer Lists;

(v) the Goodwill;

(vi) the Other Current Assets;

(vii) the Purchased Intellectual Property;

(viii) the Purchased Technology;

(ix) the Tangible Personal Property located at the Facilities, and the Tangible Personal Property located outside of the United States listed on Schedule 1.1(zz)(ix)-1, other than the Worcester Leasehold Improvements and other than the Tangible Personal Property set forth on Schedule 1.1(zz)(ix)-2 (the “Purchased Tangible Personal Property”);

(x) the Owned Real Property;

(xi) the Permits (to the extent assignable) listed on Schedule 1.1(zz)(xi) (the “Transferred Permits”) and

(xii) the Inventory as of the Closing Date;

provided that the Purchased Assets shall exclude any Excluded Assets. Purchased Assets shall also include all right, title and interest of the Stockholder in and to the IDT Patents, and only the IDT Patents.

(aaa) “Purchased Intellectual Property” means any and all Intellectual Property that is exclusively related to or exclusively used in the Business and is owned by a Seller as of the Closing Date and listed on Schedule 1.1(aaa).

(bbb) “Purchased Technology” means any and all Technology that is exclusively related to or exclusively used in the Business and is owned by a Seller as of the Closing Date.

(ccc) “Purchase Price” means the purchase price for the Purchased Assets which is an amount equal to the Cash Payment, plus the Escrow Reserve Amount, and increased or decreased by the Net Working Capital Adjustment.

(ddd) “Related Person” means the Stockholder and any director, officer or employee of a Seller or the Stockholder and any Person related to any such director, officer or employee by blood or marriage, or any limited liability company, partnership, corporation, trust or other entity in which any such person has a substantial interest as a member, partner, stockholder, trustee or otherwise.

(eee) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing into the environment which would reasonably be likely to give rise to an Environmental Claim or which is required to be reported pursuant to 40 C.F.R. 302 or 355, or any analogous Environmental Law.

(fff) “Representative” means any officer, director, principal, attorney, accountant, agent, employee or other representative of any Person.

(ggg) “Reserved Real Property” means all of the Owned Real Property having tax parcel identification numbers identified on Schedule 1.1(ggg).

(hhh) “Specified Real Property” means all of the Owned Real Property other than the Reserved Real Property.

(iii) “Sublease Agreement” means a sublease agreement executed by Micro Networks, as sublandlord, and Buyer, as subtenant, for a term of six months pursuant to which Micro Networks shall sublease to Buyer that portion of the Leased Real Property needed by Buyer to conduct the Business after Closing, at a gross rental rate of $35,000 per month and further providing that Buyer shall not be responsible for any taxes, utilities, insurance or maintenance associated with such subleased premises, and any extension of the sublease will be at the sole discretion of the Stockholder and will be at a monthly rent to be determined.

(jjj) “Subsidiaries” means an Affiliate controlled by a Seller, directly or indirectly, through one or more intermediaries.

(kkk) “Tangible Personal Property” means all tangible personal property exclusively related to or used in the Business owned or leased by a Seller, including computer hardware, furniture and fixtures, leasehold improvements, supplies and other tangible assets, together with any transferable manufacturer or vendor warranties related thereto.

(lll) “Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, startup, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), health, unemployment, disability, real property, personal property, intangible property, sales, use, transfer, registration, value added, goods and services, alternative or add-on minimum, estimated, or other tax or similar obligation of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

(mmm) “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and any amendment thereof, required to be filed with a Governmental Authority.

(nnn) “Technology” shall mean tangible embodiments of Intellectual Property, whether in electronic, written or other media, including software, technical documentation, specifications, designs, bills of material, build instructions, test reports, schematics, algorithms, application programming interfaces, user interfaces, test vectors, netlists, databases, processes, prototypes, samples, studies, or other know-how and other works of authorship.

(ooo) “Title and Survey Expenses” means the reasonable and actual cost of all title searches necessary to obtain the Title Commitment and the reasonable and actual cost of all surveying fees incurred or paid in order to obtain the Survey, as set forth in a schedule delivered by Buyer to Sellers two (2) business days prior to Closing.

(ppp) “Transaction Documents” means this Agreement, the Bill of Sale, Patent Assignment, Trademark Assignment, Assumption Agreement, Escrow Agreement, Transition Services Agreement, Supply Agreement, IP Cross-License Agreement and Sublease Agreement.

1.2 Other Defined Terms. The following terms shall have meanings defined for such terms in the sections set forth below:

Term	Section
Applicable Contract	4.17(a)(i)
Assumption Agreement	3.2(e)
Benefit Arrangements	4.13(a)
Business	Recitals
Buyer	Introduction
Buyer Indemnitee	9.2(a)
Buyer Net Working Capital Statement	2.5(a)
Buyer’s Benefit Plans	6.5(c)
Buyer’s Pension Plans	6.5(c)
Cash Payment	2.4(c)
Casualty	10.2
Casualty Amount	10.2
City Certification	6.14(c)
Claims Notice	9.4(a)
Closing	3.1
Closing Purchase Price Reconciliation	2.5(d)
Closing Statement	2.4(a)
COBRA	4.13(i)
Confidential Information	6.11(c)
Covenant Period	6.11(a)
Creative Electric	Introduction
Defect Notice	6.14(c)
Disapproved Encumbrances	6.14(c)
Disclosure Schedules	Article 4
Dispute Notice	9.4(a)
Employee Plans	4.13(a)
Endorsements	6.14(a)
ERISA Affiliate	4.13(h)
Escrow Account	9.4(a)
Escrow Agreement	3.2(f)
Escrow Reserve Amount	2.4(d)
Estimated Net Working Capital	2.4(a)
Exchange Act	6.10(a)
Expert Calculations	2.5(b)(iv)
Final Net Working Capital Adjustment	2.5(b)(iv)
Fundamental Representations	9.1(b)
IDT Patents	1.1(v)
Indemnified Party	9.4(a)
Indemnifying Party	9.4(a)
IP Cross-License Agreement	3.2(i)
Lease	4.27(f)
Liability Claim	9.4(a)

Term	Section
Major Customer	4.18(a)
Major Supplier	4.18(a)
Micro Networks	Introduction
MNC Worcester	Introduction
Non-Assignable Contracts	3.4
party, parties	Introduction
Patent Assignment	3.2(b)
Pension Plans	4.13(a)
Permitted Title Encumbrances	6.14(a)
Pre-Closing Period	6.1
Preliminary Net Working Capital Adjustment	2.4(a)
Product Liability Claims	6.13(b)
Pro Forma Financial Statements	4.6(a)
Purchased Tangible Personal Property	1.1(zz)
Required Consents and Filings	6.2
Restricted Activity	6.11(a)
Retained Liabilities	2.2
Retained Records	1.1(v)
Review Period	2.5(b)(ii)
Seller(s)	Introduction
Seller Indemnitee	9.2(b)
Spectrum	Introduction
Stockholder	Introduction
Straddle Period Real Property Charges	2.6(b)
Supply Agreement	3.2(h)
Survey	6.14(b)
Survival Period	9.1
Tangible Personal Property List	4.8
Third Party Claim	9.4(c)
Title Commitment	6.14(a)
Title Company	6.14(a)
Title Policy	6.14(a)
Trademark Assignment	3.2(c)
Transferred Employees	6.5(b)
Transferred Permits	1.1(zz)
Transition Services Agreement	3.2(g)
WARN Act	6.5(d)(ii)
Warranty Obligations	6.13(a)
Welfare Plans	4.13(a)
Worcester Leasehold Improvements	1.1(v)
Working Capital Dispute Notice	2.5(b)(ii)

1.3 Usage of Terms. Except where the context otherwise requires, words importing the singular number include the plural number and vice versa. Use of the word “including” means “including, without limitation.”

1.4 References to Articles, Sections, Exhibits and Schedules. All references in this Agreement to Articles, Sections (and other subdivisions), Exhibits and Schedules refer to the corresponding Articles, Sections (and other subdivisions), Exhibits and Schedules of or attached to this Agreement, unless the context expressly, or by necessary implication, otherwise requires.

ARTICLE 2

PURCHASE AND SALE OF PURCHASED ASSETS

2.1 Transfer of Purchased Assets. Subject to the terms and conditions contained in this Agreement, at the Closing:

(a) Each Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall acquire from each Seller, all of such Seller’s right, title and interest in and to the Purchased Assets, free and clear of any Encumbrance other than Permitted Encumbrances, except the Excluded Assets.

(b) The Stockholder shall assign to Buyer, and Buyer shall acquire from the Stockholder, all of the Stockholder’s right, title and interest in and to the IDT Patents, free and clear of any Encumbrance other than Permitted Encumbrances.

(c) Creative Electric shall sell, convey, transfer, assign, and deliver to Buyer, and Buyer shall acquire from Creative Electric, the Owned Real Property, free and clear of any Encumbrances other than the Permitted Encumbrances and the Permitted Title Encumbrances.

2.2 Assumption of Liabilities; Retained Liabilities Not Assumed. At the Closing, Buyer shall assume and agree to pay, satisfy, perform and discharge the Assumed Liabilities. It is expressly understood and agreed that with respect to the liabilities, debts, obligations and Contracts of, and claims against, Sellers and the Stockholder as of the Closing Date, other than the Assumed Liabilities, Buyer shall not assume, nor shall it be liable for, any liability, debt, obligation or Contract of a Seller, the Stockholder or any Affiliate thereof, or any claim against any of the foregoing, of any kind or nature whatsoever, at any time existing or asserted, whether or not accrued, whether fixed, contingent or otherwise, whether known or unknown, and whether or not recorded on the books and records of Sellers or the Stockholder, all of which shall be retained by each Seller and the Stockholder, respectively, and which are hereafter referred to as the “Retained Liabilities.” Without limiting the foregoing, Buyer shall have no responsibility with respect to any of the following liabilities of a Seller and/or the Stockholder (all of which shall be deemed to be Retained Liabilities) whether or not disclosed on the Pro Forma Financial Statements:

(a) any liability relating to any Environmental Claim;

(b) any liability related to the Leased Real Property, except as set forth in the Sublease Agreement;

(c) except for the Accrued Liabilities and except to the extent accounted for in the Net Working Capital calculation, any liability of a Seller or the Stockholder for (i) accrued salaries and wages, vacation pay, accrued bonuses and other employment benefits or commissions and related Taxes for employees of Seller or the Stockholder who are not Transferred Employees and (ii) severance payments or other termination benefits payable to employees of a Seller or the Stockholder who are not Transferred Employees arising from the termination of their employment with the Stockholder or a Seller;

(d) any liability of a Seller, the Stockholder or any ERISA Affiliate thereof arising out of any Employee Plan or Benefit Arrangement maintained, or contributed to, by Seller, the Stockholder or any ERISA Affiliate thereof including liabilities attributable to a complete or partial withdrawal from a Multiemployer Plan or to the Pension Benefit Guaranty Corporation for benefit liabilities or premiums due, any liability resulting from failure to provide continuation coverage required by COBRA, any liabilities arising out of any nonqualified plan or plans covering any Business Employees or former employees of a Seller or the Stockholder, or any liability of a Seller or the Stockholder under any and all medical, dental, disability or other employee welfare reimbursement plan or any other plan of any nature whatsoever maintained by a Seller or the Stockholder for the benefit of its employees or under any similar governmental plan to which a Seller or the Stockholder is subject;

(e) any liability of a Seller or the Stockholder relating to the Excluded Assets or other government-imposed fees or charges arising out of doing business in any jurisdiction where a Seller or the Stockholder is not qualified to do business as a foreign corporation that would not have been incurred if Sellers or the Stockholder had been so qualified;

(f) any liability of a Seller or the Stockholder for any indebtedness for borrowed money, bank guarantees, standby letters of credit and other similar unrecorded obligations to financial institutions;

(g) any obligations and liabilities arising from the non-compliance by a Seller or the Stockholder with any Governmental Requirement (including all Environmental Laws) prior to the Closing Date;

(h) any obligations and liabilities to the extent related to the Netcom East Business or the Netcom East Assets;

(i) any liabilities arising from any Proceeding (other than Warranty Obligations and Product Liability Claims by a third party, which are addressed in Section 6.13) to the extent such Proceeding arises out of or relates to events, acts or omissions occurring prior to the Closing;

(j) any liabilities relating to Product Liability Claims for Business Products sold by a Seller prior to the Closing Date to the extent that Product Liability Claims in the aggregate exceed $50,000, as further described in Section 6.13(b);

(k) any liability for workers compensation claims, general liability claims (other than Warranty Obligations and Product Liability Claims), automobile liability claims or any other negligent act or omission of a Seller or the Stockholder, whether exclusively related to the Business or otherwise and arising out of acts or occurrences prior to the Closing Date;

(l) any liability of a Seller or the Stockholder for any Tax, except as otherwise provided in Section 2.6 or any other provision of the Transaction Documents; and

(m) any obligations of a Seller or the Stockholder under this Agreement and the other Transaction Documents.

2.3 Consideration; Allocation. As consideration for the sale, transfer, assignment, conveyance and delivery of the Purchased Assets at the Closing, Buyer shall pay and deliver to the Stockholder the Purchase Price as specified in Section 2.4(c) and shall assume the Assumed Liabilities. The Purchase Price (plus Assumed Liabilities to the extent taken into account under the Code) will be allocated among the Purchased Assets as set forth on a schedule to be delivered by Buyer to Sellers no later than ninety (90) days after the Closing Date, which schedule shall be subject to the reasonable approval of Sellers. Unless otherwise agreed in writing by Buyer and Sellers, Buyer and Sellers shall prepare and file all forms required under Code Section 1060 (including Form 8594) and other Tax Returns consistent with such allocation.

2.4 Payments by Buyer.

(a) Closing Statement. Three (3) days prior to the Closing Date, Sellers shall in good faith prepare and deliver to Buyer a certificate (the “Closing Statement”) containing a pro forma estimate of (i) Net Working Capital (the “Estimated Net Working Capital”) and (ii) the Net Working Capital Adjustment (the “Preliminary Net Working Capital Adjustment”) in a form reasonably acceptable to Buyer. The Estimated Net Working Capital shall be determined in accordance with GAAP (as relating to underlying transactions used to prepare the Pro Forma Financial Statements), consistent with the Pro Forma Financial Statements as of March 29, 2009 and September 27, 2009 as set forth on Schedule 2.4.

(b) Reliance on Closing Statement. Payments required to be made on the Closing Date pursuant to this Section 2.4 will be determined on the basis of the Closing Statement and the Preliminary Net Working Capital Adjustment, as provided herein.

(c) Payments. At the Closing, Buyer shall pay to Seller an aggregate amount equal to $12,800,000 in cash, plus or minus the Preliminary Net Working Capital Adjustment (plus the Preliminary Net Working Capital Adjustment if the Estimate Net Working Capital is greater than $5,600,000, or minus the Preliminary Net Working Capital Adjustment if the Estimate Net Working Capital is less than $5,200,000), minus the Escrow Reserve Amount, minus the Title and Survey Expenses, and minus the Casualty Amount (if any). (the “Cash Payment”), by wire transfer of immediately available funds to an account or accounts designated by Sellers to Buyer in writing at least three (3) business days prior to the Closing.

(d) Escrow Reserve. At the Closing, Buyer shall deliver to the Escrow Agent $640,000 in cash (the “Escrow Reserve Amount”) by wire transfer of immediately available funds, to be held and disbursed by the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement.

2.5 Buyer Net Working Capital Statement; Final Net Working Capital Adjustment.

(a) Final Net Working Capital Statement. As promptly as practicable, but in no event later than forty-five (45) days after the Closing Date, Buyer shall cause to be prepared and delivered to Seller a statement of Net Working Capital (the “Buyer Net Working Capital Statement”) setting forth in reasonable detail Net Working Capital and the Net Working Capital Adjustment, together with a certificate of Buyer executed on its behalf by its Chief Financial Officer confirming that the Buyer Net Working Capital Statement was properly prepared in good faith and in accordance with GAAP (as relating to underlying transactions used to prepare the Pro Forma Financial Statements), consistent with the Pro Forma Financial Statements as of March 29, 2009 and September 27, 2009 as set forth on Schedule 2.4.

(b) Review; Dispute.

(i) From and after the Closing Date, Buyer shall provide Sellers’ Representatives with full access to the books and records of Buyer relating to the Business for the purposes of: (A) enabling Sellers and its Representatives to calculate and to review Buyer’s calculation of Net Working Capital and the Net Working Capital Adjustment; and (B) identifying any dispute related to the calculation of Net Working Capital and the Net Working Capital Adjustment.

(ii) Within forty-five (45) days following Sellers’ receipt of the Buyer Net Working Capital Statement (the “Review Period”), Sellers shall deliver written notice to Buyer of any dispute Sellers have with respect to the preparation or content of the Buyer Net Working Capital Statement (the “Working Capital Dispute Notice”). Such notice must describe in reasonable detail the items contained in the Buyer Net Working Capital Statement that Sellers dispute and the basis for any such dispute. During the Review Period, Sellers shall have access to Buyer’s books and records as set forth in Sections 2.5(b)(i) and (c) so that Sellers may perform an audit of the Buyer Net Working Capital Statement, if necessary.

(iii) If Sellers do not notify Buyer of a dispute with respect to the Buyer Net Working Capital Statement within such forty-five (45) day period, such Buyer Net Working Capital Statement will be final, conclusive and binding on the parties for all purposes of this Agreement.

(iv) In the event of a notification of a dispute by Sellers within such Review Period, Buyer and Sellers shall use commercially reasonable efforts to reach agreement on the Net Working Capital . If Buyer and Sellers shall agree, they shall jointly prepare the final Net Working Capital Adjustment (the “Final Net Working Capital Adjustment”). If Buyer and Sellers fail to resolve such dispute within thirty (30) days after the Review Period, then either Buyer or Sellers shall have the right to refer such dispute to the Independent Accountants. In connection with the resolution of any such dispute by the Independent Accountants (i) each of Buyer and Sellers shall have a reasonable opportunity to meet with the Independent Accountants to provide their views as to any disputed issues with respect to the calculation of Net Working Capital; and (ii) the Independent Accountants shall determine the Final Net Working Capital Adjustment in accordance with the terms of this Agreement within thirty (30) days of such referral and upon reaching such determination shall deliver a copy of its calculations (the “Expert Calculations”) to the parties. In calculating Net Working Capital, the Independent Accountants (i) shall be limited to addressing any particular disputes referred to in the Working Capital Dispute Notice and (ii) such calculation shall, with respect to any disputed item, be no greater than the higher amount calculated by Sellers, and no lower than the amount calculated by Buyer, as the case may be. The Expert Calculations shall reflect in detail the differences, if any, between Net Working Capital reflected therein and Net Working Capital set forth in the Buyer Net Working Capital Statement. The fees, expenses and costs of the Independent Accountants shall be borne equally by Sellers on the one hand, and by Buyer, on the other hand. The determination of the Independent Accountants, absent fraud or manifest error, shall be deemed a final arbitration award that is binding on each of the parties for all purposes of this Agreement, and no party or their Affiliates shall seek further recourse to courts, other tribunals or otherwise, other than to enforce to the final decision of the Independent Accountants. Judgment may be entered to enforce the final decision of the Independent Accountants in any court having proper jurisdiction.

(c) Access. For purposes of complying with the terms set forth in this Section 2.5, each party shall reasonably cooperate with and make available to the other parties and their respective Representatives all information, records, data and working papers, and shall permit reasonable access to its facility and personnel, as may be reasonably required in connection with the preparation and analysis of the Buyer Net Working Capital Statement, the resolution of any disputes thereunder, and the Final Net Working Capital Adjustment.

(d) Final Net Working Capital Adjustment. Within five (5) business days after determination of the Final Net Working Capital Adjustment, Buyer or Sellers, as the case may be, shall pay to the other the amount by which the Purchase Price, as adjusted by the Final Net Working Capital Adjustment, is greater or less than the Purchase Price as adjusted by the Preliminary Net Working Capital Adjustment (such difference being the “Closing Purchase Price Reconciliation”). If the Closing Purchase Price Reconciliation is positive, Buyer shall promptly pay such difference to Sellers. If the Closing Purchase Price Reconciliation is negative, Sellers shall promptly pay such difference to Buyer.

(e) Application of Net Working Capital Adjustment Collar. Notwithstanding anything to the contrary set forth in this Agreement, in no event shall the Preliminary Net Working Capital Adjustment or Final Net Working Capital Adjustment be made or payable by Buyer or Sellers unless Net Working Capital is (A) greater than $5,600,000 or (B) less than $5,200,000, in each case the amount of the Preliminary Net Working Capital Adjustment or Final Net Working Capital Adjustment, if any, shall be the amount by which Net Working Capital exceeds $5,600,000 or is less than $5,200,000.

2.6 Transaction Taxes; Proration.

(a) Except as provided in the second sentence of this Section 2.6, Buyer will be responsible for the payment of any sales, use, transfer, excise, stamp, value added or other similar Taxes imposed by reason of the transfer of the Purchased Assets pursuant to this Agreement and any deficiency, interest or penalty with respect to such Taxes. Sellers will be responsible for any New York state and local real property transfer Taxes imposed by reason of the transfer of the Owned Real Property pursuant to this Agreement and any deficiency, interest or penalty with respect to such Taxes. For the avoidance of doubt, the Purchase Price is exclusive of any value added Tax.

(b) All utilities, real property or similar ad valorem taxes, water charges, sewer charges and other similar charges relating to the Specified Real Property for a tax period beginning before the Closing Date and ending after the Closing Date (“Straddle Period Real Property Charges”) shall be apportioned between Sellers, on the one hand, and Buyer, on the other hand, based on the number of days in such period before and including the Closing Date and the number of days in such period after the Closing Date, respectively. Upon receipt of any bill for Straddle Period Real Property Charges, Buyer or Sellers, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 2.6(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement. In the event that Buyer or Sellers make any payment for which it is entitled to reimbursement under this Section 2.6(b), the applicable party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Sellers shall remain responsible for the payment of all utilities, real property taxes, water charges, sewer charges and other similar charges (to the extent the same are the responsibility of a Seller under the lease with the landlord) relating to the Leased Real Property after the Closing Date.

ARTICLE 3

CLOSING

3.1 Closing. The closing of the transactions contemplated by this Agreement will be held at 10:00 a.m. local time on the Closing Date at the Menlo Park, California office of Sellers’ counsel, Latham & Watkins LLP, or any other place as the parties shall mutually agree in writing (the “Closing”). The Closing will be effective as of 11:59 p.m. on the Closing Date.

3.2 Deliveries by Sellers and the Stockholder. As a condition to the obligations of Buyer hereunder, Sellers and/or the Stockholder, as applicable, will deliver to Buyer at the Closing the following:

(a) a duly executed Bill of Sale in the form of Exhibit A hereto;

(b) a duly executed Assignment of Patents in the form of Exhibit B hereto (the “Patent Assignment”);

(c) a duly executed Assignment of Trademarks in the form of Exhibit C hereto (the “Trademark Assignment”);

(d) a duly executed Assumption Agreement in the form of Exhibit D hereto (the “Assumption Agreement”);

(e) a duly executed Escrow Agreement in the form of Exhibit E hereto (the “Escrow Agreement”);

(f) a duly executed Transition Services Agreement in the form of Exhibit F hereto (the “Transition Services Agreement”);

(g) a duly executed Supply Agreement in the form of Exhibit G hereto (the “Supply Agreement”);

(h) a duly executed IP Cross-License Agreement in the form of Exhibit H hereto (the “IP Cross-License Agreement”);

(i) a duly executed Sublease Agreement in the form of Exhibit I hereto;

(j) a statutory form of bargain and sale deed with lien law and covenant against grantor’s acts, properly executed by Sellers and in proper form for recording, conveying to Buyer good and insurable title to the Specified Real Property, subject only to Permitted Title Encumbrances. Sellers shall deliver or cause to be delivered such other instruments as shall be reasonably requested by Buyer to vest in Buyer title in and to the Specified Real Property in accordance with the provisions of this Agreement;

(k) such affidavits as the Title Company shall reasonably require in order to omit from the Title Policy being obtained by Buyer all exceptions for judgments, bankruptcies or other returns against persons or entities whose names are the same as or similar to Seller’s name;

(l) evidence satisfactory to Buyer and the Title Company that Creative Electric has full right, power and authority to execute and deliver the documents contemplated hereby in order to transfer of the Specified Real Property;

(m) checks to the order of the appropriate officers in payment of all real estate transfer taxes for which Sellers are responsible pursuant to Section 2.6(a);

(n) exclusive possession of the Specified Real Property and Leased Real Property, in broom clean condition, free of all persons or parties in possession (other than Transferred Employees), and free of all debris, refuse, garbage, and other personal property not included in the sale to Buyer;

(o) the certificates and other documents deliverable by Sellers or the Stockholder described in Article 8;

(p) a certificate from each Seller under Treasury Regulations Section 1.1445-2 certifying such Seller’s non-foreign status; and

(q) such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer or the Title Company, each in form and substance reasonably satisfactory to Buyer and its legal counsel or the Title Company and duly executed and delivered by Sellers, or the Stockholder (as applicable).

3.3 Deliveries by Buyer. As a condition to the obligations of Sellers and the Stockholder hereunder, Spectrum and/or Buyer will deliver to Sellers at the Closing the following:

(a) the Cash Payment;

(b) evidence that the Escrow Reserve Amount has been disbursed to the Escrow Agent;

(c) a duly executed Patent Assignment;

(d) a duly executed Trademark Assignment;

(e) a duly executed Assumption Agreement;

(f) a duly executed Escrow Agreement;

(g) a duly executed Transition Services Agreement;

(h) a duly executed Supply Agreement;

(i) a duly executed IP Cross-License Agreement;

(j) a duly executed Sublease Agreement;

(k) the certificates and other documents deliverable by Spectrum or Buyer described in Article 7.

3.4 Non-Assignable Contracts. Anything in this Agreement to the contrary notwithstanding, this Agreement will not constitute an agreement to assign any Contract or Permit or any claim or right or any benefit arising thereunder or resulting therefrom if any attempted assignment thereof, without the consent of the applicable counterparty thereto or a Governmental Authority, would constitute a default thereof or adversely affect the rights of any Seller or the Stockholder thereunder (the “Non-Assignable Contracts”). In the event such consent is not obtained or if an attempted assignment of the Non-Assignable Contracts would be ineffective or adversely affect the rights of any Seller or the Stockholder thereunder, (i) for ninety (90) days after the Closing, Sellers and the Stockholder shall use commercially reasonable efforts to cooperate with Buyer to obtain any consent or authorization which may be required to transfer or assign the Non- Assignable Contracts to Buyer or to remove or eliminate any impediment preventing the transfer or assignment of the Non- Assignable Contracts to Buyer, (ii) Sellers and the Stockholder shall use commercially reasonable efforts to cooperate with Buyer in any arrangement designed to provide to Buyer the benefit of the Non-Assignable Contracts, (iii) Sellers shall not transfer or assign the Non-Assignable Contracts to any Person other than Buyer or Buyer’s assigns, and (iv) Buyer will be responsible for all obligations relating to such Non-Assignable

Contracts arising or occurring on or after the Closing Date as if they had been transferred or assigned to Buyer in accordance with the terms of this Agreement. Upon the request of Buyer, Sellers shall use commercially reasonable efforts to enforce, for the account, at the expense and on behalf of Buyer, any rights of Sellers arising under or in connection with any Non-Assignable Contracts. Nothing contained in this Section 3.4 shall require Sellers or the Stockholder nor any of their respective Affiliates to pay any money or other consideration or grant forbearances to any third party in connection with any Assumed Contracts or Permits.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

OF SELLERS

Each Seller jointly and severally represents and warrants to Spectrum and Buyer, except as set forth on the Disclosure Schedules, as follows:

4.1 Organization and Authority of Seller to Conduct Business. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Schedule 4.1 of the Disclosure Schedules sets forth each jurisdiction where each Seller is qualified to do business. Each Seller is duly qualified and in good standing in each jurisdiction where it is required to be qualified and where the failure to so qualify would have a Material Adverse Effect. Other than Sellers, and except with respect to the IDT Patents owned by the Stockholder, no Affiliate of a Seller or the Stockholder owns or has any interest in any of the Purchased Assets. Each Seller has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets. Except as provided in Schedule 4.1 of the Disclosure Schedules, no Seller owns any stock or equity interest in any other Person.

4.2 Power and Authority; Enforceability. Each Seller has all necessary power and authority and has taken all action necessary to authorize, execute and deliver this Agreement and each of the Transaction Documents to which it is or will be a party, to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder. Sellers shall deliver to Spectrum and Buyer at the Closing copies of all resolutions of the board of directors and stockholders of each Seller approving the transactions contemplated by this Agreement and each of the other Transaction Documents to which each Seller is or will be a party, certified by an officer of each Seller, in form reasonably satisfactory to counsel for Spectrum and Buyer. No other corporate action on the part of a Seller is required to authorize the execution and delivery of this Agreement and each of the Transaction Documents to which the applicable Seller is or will be a party, and to consummate the transactions contemplated hereby and thereby. This Agreement and each other Transaction Document to which each Seller is or will be a party has been or will be duly executed and delivered by each applicable Seller, and constitutes or will constitute a legal, valid and binding obligation of each applicable Seller enforceable against each in accordance with its terms, subject to (i) the effect of any applicable law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights and relief of debtors generally and (ii) the effect of rules of law and general principles of equity, including rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3 Title.

(a) Except as set forth on Schedule 4.3(a) of the Disclosure Schedules, Sellers and the Stockholder have good and marketable title to all of the Purchased Assets, and all of the Purchased Assets are free and clear of any Encumbrances other than Permitted Encumbrances.

(b) Sellers own the Purchased Tangible Personal Property or lease, pursuant to leases described on Schedule 4.3(b) of the Disclosure Schedule, all other tangible personal property used exclusively in the Business, and own, or otherwise have sufficient rights with respect to, all intangible property used exclusively in connection with the Business necessary to carry on the Business in the manner in which it is currently operated.

4.4 No Conflict or Violation. Except as set forth on Schedule 4.4 of the Disclosure Schedules, the execution and delivery of this Agreement by each Seller, and the execution and delivery of each other Transaction Document to which a Seller is or will be a party, the consummation of the transactions contemplated hereby and thereby, and the performance by Sellers of their obligations hereunder and thereunder, do not and will not result in or constitute (a) a violation of or conflict with any provision of the organizational or other governing documents of any Seller, (b) a breach of, a loss of rights under or an event, occurrence, condition or act which is or, with the giving of notice or the lapse of time, would become, a material default under, or result in the acceleration of any material obligations under, any term or provision of, any Assumed Contract or Transferred Permit, (c) a violation by a Seller of any Governmental Requirement, (d) an imposition of any material Encumbrance on the Purchased Assets or (e) any right of any Governmental Authority to revoke, suspend, cancel, terminate or modify any of the Transferred Permits, except in the case of clause (c)above, for such violation that would not reasonably be expected to have a Material Adverse Effect.

4.5 Consents and Approvals. Except as otherwise set forth on Schedule 4.5 of the Disclosure Schedules, no material consent, approval or authorization of, or declaration, filing, notification or registration with, any Person is required to be made or obtained by a Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

4.6 Pro Forma Financial Statements; Undisclosed Liabilities.

(a) Micro Networks has delivered to Buyer unaudited pro forma financial statements of Micro Networks (consisting of a pro forma balance sheet and pro forma statement of income reflecting the Business on a standalone basis, excluding the Netcom East Business and intercompany transactions with its Affiliates) for the two years ending March 30, 2008 and March 29, 2009 and for the six (6) months ending September 27, 2009 (the “Pro Forma Financial Statements”), copies of which are attached as part of Schedule 4.6(a)(i) of the Disclosure Schedules. Except as set forth on Schedule 4.6(a)(ii) of the Disclosure Schedules, the Pro Forma Financial Statements fairly present the financial condition and the results of operations of the Business as of their respective dates and for the periods then ended, in all material respects. The underlying accounting transactions of Micro Networks used in the preparation of the Pro Forma Financial Statements fairly reflect the assets, liabilities and operations of the Business in accordance with GAAP , and the Pro Forma Financial Statements are in conformity therewith. The Pro Forma Financial Statements (i) are complete and correct in all material respects as of the dates thereof and (ii) except as set forth on Schedule 4.6(a)(ii) of the Disclosure Schedules, reflect all material liabilities of the Business required to be reflected or disclosed in financial statements prepared in accordance with GAAP.

(b) Except as set forth on Schedule 4.6(b)(i) of the Disclosure Schedules, all accounts receivable recorded in the Pro Forma Financial Statements as being due to Micro Networks as of September 27, 2009 were made in the ordinary course of business and will be good and collectible in full in the ordinary course of business, net of any reserves and allowances provided in the Pro Forma Financial Statements. None of such accounts receivable are subject to any defense, counterclaim or set-off. Sellers have delivered to Buyer a complete and accurate list of all accounts receivable exclusively related to the Business of Sellers as of November 17, 2009, a copy of which is attached hereto as part of Schedule 4.6(b)(ii) of the Disclosure Schedules.

(c) Except as disclosed on Schedule 4.6(c) of the Disclosure Schedules, to Sellers’ Knowledge, there are, and as of the Closing Date, there will be, no liabilities or obligations required to be disclosed or provided for in the pro forma financial statements prepared in accordance with GAAP of Micro Networks except (i) liabilities and obligations reflected in the Pro Forma Financial Statements, (ii) liabilities relating to facts, circumstances or events specifically disclosed on the Disclosure Schedules, and (iii) liabilities and obligations incurred after September 27, 2009 in the ordinary course of business of the Business.

4.7 Tax Matters.

(a) (i) Each Seller has filed all material Tax Returns that it was required to file with respect to the Purchased Assets, and (ii) all such material Tax Returns were correct and complete in all material respects when filed. There are no Encumbrances for Taxes on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Tax that was due and payable.

(b) There is no material dispute or claim concerning any Tax liability of a Seller either (i) claimed or raised by any Governmental Authority in writing or (ii) pending, in each case to the extent such dispute or claim could give rise to an Encumbrance for Taxes on the Purchased Assets or result in a material liability of Buyer therefor.

4.8 Tangible Personal Property. Sellers have delivered to Buyer (a) a depreciation list of each item of Purchased Tangible Personal Property owned by a Seller and (b) a list of each item of Tangible Personal Property leased by a Seller that is being transferred pursuant to an Assumed Contract (hereinafter collectively referred to as the “Tangible Personal Property List”). Except as set forth in Schedule 4.8 of the Disclosure Schedule, there is no tangible personal property used exclusively in the operation of the Business other than the assets on the

Tangible Personal Property List. All of the assets listed on Tangible Personal Property List are located at the Facilities, and there is no tangible personal property used in the operation of the Business located at the Facilities which is not owned or leased by a Seller. The assets listed on Tangible Personal Property List are, taken as a whole, in reasonable working order and adequate for its intended use, ordinary wear and tear and normal repairs and replacements excepted.

4.9 Intellectual Property.

(a) Except as set forth on Schedule 4.9(a) of the Disclosure Schedules, (i) there is no Intellectual Property exclusively related to or exclusively used in the Business other than the Purchased Intellectual Property and the Purchased Technology, and (ii) Sellers and the Stockholder have taken reasonable commercial actions to maintain and protect each item of Purchased Intellectual Property or Purchased Technology.

(b) Except as set forth on Schedule 4.9(b) of the Disclosure Schedules, (i) to the Knowledge of Sellers, none of the Sellers nor the Stockholder have infringed upon, misappropriated or otherwise violated any Intellectual Property of third parties related to the Business or the Purchased Assets; (ii) in the last three (3) years, none of the Sellers nor the Stockholder have received any written charge, complaint, claim, demand or notice related to the Business or the Purchased Assets alleging any interference, infringement, misappropriation or violation (including any written claim that a Seller or the Stockholder must license or refrain from using any Intellectual Property of any third party) which has not been resolved; (iii) to the Knowledge of Sellers, no third party has interfered with, infringed upon, misappropriated or otherwise violated the Purchased Intellectual Property; and (iv) no Proceeding is pending or, to the Knowledge of Sellers, threatened, which challenges the validity or enforceability of any Purchased Intellectual Property.

(c) With respect to the Purchased Intellectual Property, Schedule 4.9(c) of the Disclosure Schedules identifies each patent or registration which has been issued to a Seller and each pending patent application or application for registration which a Seller has made. Schedule 4.9(c) also lists certain Purchased Intellectual Property owned by the Stockholder that will be assigned to Buyer. Sellers have provided or made available to Buyer correct and complete copies of all such patents, registrations, or applications. With respect to the Purchased Intellectual Property, Schedule 4.9(c) of the Disclosure Schedules identifies each registered trademark, trade name or material unregistered trademark. Except as set forth on Schedule 4.9(c) of the Disclosure Schedules, with respect to each item of Purchased Intellectual Property, either the Stockholder or a Seller possesses all right, title and interest in and to the item, free and clear of any Encumbrances other than Permitted Encumbrances. Schedule 4.9(c) of the Disclosure Schedules also lists all Contracts pursuant to which a Seller has granted any third Person a license under or interest in any Purchased Intellectual Property or Purchased Technology other than non-exclusive licenses granted in the ordinary course of business. Sellers have provided or made available to Buyer true and correct copies of all such Contracts.

(d) Schedule 4.9(d) of the Disclosure Schedules identifies each item of Intellectual Property or Technology (i) that any third Person owns, (ii) that a Seller uses pursuant to a Contract, and (iii) that is exclusively related to or is exclusively used in the Business. Sellers have provided or made available to Buyer correct and complete copies of all such Contracts. Except as set forth on Schedule 4.9(d) of the Disclosure Schedules, with respect to each item required to be identified in Schedule 4.9(d) of the Disclosure Schedules: (i) each Contract covering the item is effective, (ii) no Seller nor, to the Knowledge of Sellers, any other party to such a Contract is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit early termination, modification or acceleration thereunder and (iii) to the Knowledge of Sellers, no Proceeding is pending or threatened which challenges the legality, validity, enforceability or use of the underlying item of Intellectual Property.

(e) Except as set forth on Schedule 4.9(e) of the Disclosure Schedules, to Sellers’ knowledge, Buyer’s use of the Purchased Intellectual Property, Licensed Intellectual Property, Licensed Technology and Purchased Technology in conducting the Business as presently conducted by Sellers will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties.

4.10 Compliance with Governmental Requirements and Permits. The Business as currently conducted and the Purchased Assets are in compliance in all material respects with all applicable Governmental Requirements and Permits. None of the Sellers nor the Stockholder have received any written notice to the effect that a Seller or any of the Purchased Assets are not in material compliance with any applicable Governmental Requirement and, and to the Knowledge of Sellers, there are no presently existing facts, circumstances or events which, with notice or lapse of time, would result in material violations of any applicable Governmental Requirement or Permit. Schedule 4.10 of the Disclosure Schedule identifies all material Permits issued to a Seller and currently in effect. Those Permits constitute all material permits, consents, licenses, franchises, authorizations and approvals used in the operation of and necessary to conduct the Business. All of those Permits are valid and in full force and effect, no material violations have been experienced, noted or recorded and no material violations are expected, and no Proceeding is pending or, to the Knowledge of Sellers, threatened to revoke or limit any of those Permits.

4.11 Litigation. Except as set forth in Schedule 4.11 of the Disclosure Schedules, there is no material Proceeding pending or, to the Knowledge of Sellers, threatened (a) against any Seller or the Stockholder that affects the Purchased Assets, or the Facilities, or (b) relating to the Business.

4.12 Labor Matters.

(a) Schedule 4.12(a) of the Disclosure Schedules identifies for each current Business Employee of a Seller, such employee’s name, position or job title, his or her 2008 annual compensation (including a breakdown of the portion of thereof attributable to salary, bonus and other compensation) and his or her most recent regular hourly or salary rate. Except as set forth on Schedule 4.12(a) of the Disclosure Schedules: (i) with respect to its Business Employees, no Seller has any obligations under any written or oral labor agreement, collective bargaining agreement or other agreement with any labor organization or employee group, (ii) with respect to its Business Employees, no Seller is currently engaged in any unfair labor practice and there is no unfair labor practice charge or other employee-related or employment-related complaint against any Seller pending or, to the Knowledge of Sellers, threatened before any Governmental Authority, (iii) with respect to the Business, there is currently no labor strike, labor disturbance, slowdown, work stoppage or other material labor dispute or arbitration pending or, to the Knowledge of Sellers, threatened against any Seller and no material grievance currently being asserted, (iv) with respect to the Business, no Seller has experienced a labor strike, labor disturbance, slowdown, work stoppage or other material labor dispute at any time during the three (3) years immediately preceding the date of this Agreement, (v) with respect to the Business, there is no organizational campaign being conducted or, to the Knowledge of Sellers, contemplated and there is no pending or, to the Knowledge of Sellers, threatened petition before any Governmental Authority or other dispute as to the representation of any Business Employees of any Seller, (vi) each Business Employee of each Seller is an employee “at will”, except as required by any applicable Governmental Requirements applicable to Business Employees of the Sellers employed in the United Kingdom and (vii) there are no known material claims against any Seller by Business Employees or former employees of the Business for unpaid wages, wrongful termination, accidental injury or death, sexual harassment or discrimination or violation of any Governmental Requirement. With respect to the Business, each Seller has materially complied with, and is currently in material compliance with, all applicable Governmental Requirements relating to any of its employees or consultants (including any Governmental Requirement of the Occupational Safety and Health Administration), and no Seller has received within the past three (3) years any written notice of failure to comply with any such Governmental Requirement which has not been rectified.

(b) Each Seller has on file a valid Form I-9 for each Business Employee currently employed by such Seller in the United States. Except as set forth on Schedule 4.12(b) of the Disclosure Schedules, all Business Employees of Sellers who are employed in the United States are (i) United States citizens, or lawful permanent residents of the United States, (ii) aliens whose right to work in the United States is unrestricted, (iii) aliens who have valid, unexpired work authorization issued by the Attorney General of the United States (Immigration and Naturalization Service) or (iv) aliens who have been continually employed by Seller since November 6, 1986 or the applicable date of hire. Except as set forth on Schedule 4.12(b) of the Disclosure Schedules, with respect to the Business, no Seller has been the subject of an immigration compliance or employment visit from, nor has any Seller been assessed any fine or penalty by, or been the subject of any order or directive of, the United States Department of Labor or the Attorney General of the United States (Immigration and Naturalization Service).

(c) Except as set forth on Schedule 4.12(c) of the Disclosure Schedules, no Seller has terminated the employment of any former employee of the Business during the ninety (90) days preceding the date of this Agreement, excluding voluntary resignation and termination for cause.

4.13 Employee Benefit Plans.

(a) Schedule 4.13(a) of the Disclosure Schedules sets forth a current list identifying each employee pension benefit plan (as defined in ERISA Section 3(2)), including any Multiemployer Plan (the “Pension Plans”) and a list identifying each employee welfare benefit plan (as defined in ERISA Section 3(1) (the “Welfare Plans”) that, in either case, are maintained, administered or contributed to by a Seller in connection the Business, or that cover any Business Employee or former employee of a Seller who was principally employed in the Business. Collectively, the Pension Plans and the Welfare Plans hereafter are referred to as the “Employee Plans.” Schedule 4.13(a) of the Disclosure Schedules also sets forth a list identifying each employment, severance or similar contract, arrangement or policy and each plan or arrangement providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental employment benefits, vacation benefits, retirement benefits, deferred compensation, bonuses, profit-sharing, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement compensation or benefit (together, the “Benefit Arrangements”) which (i) is not an Employee Plan, (ii) has been entered into or maintained, as the case may be, by a Seller and (iii) covers any Business Employee or former employee of a Seller who was principally employed in the Business.

(b) Sellers have delivered or have caused to be made available to Buyer either (i) true and complete copies of the Employee Plans and Benefit Arrangements, or (ii) summaries of the terms of and benefits under the Employee Plans and Benefit Arrangements. There has been no amendment to, written interpretation or announcement (whether or not written) by a Seller or relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement that would increase materially the expense of maintaining the Employee Plan or Benefit Arrangement above the level of expense incurred with respect to the Employee Plan or Benefit Arrangement for the most recent plan year.

(c) Each Employee Plan and Benefit Arrangement has been maintained in material compliance with its terms and any Governmental Requirements, including ERISA and the Code, that apply to the Employee Plan or Benefit Arrangement.

(d) Each Pension Plan that is intended to be “qualified” within the meaning of Code Section 401(a) has received a determination letter or opinion letter from the Internal Revenue Service (or may rely upon an opinion letter for a prototype plan from the Internal Revenue Service) which indicates that the Pension Plan has been qualified during the period from the date of its adoption to the date of this Agreement, and each trust created thereunder is tax-exempt under Code Section 501(a). Sellers have delivered, or caused to be delivered, to Buyer the latest determination letters or opinion letters of the Internal Revenue Service relating to each such Pension Plan.

(e) Except as disclosed on Schedule 4.13(e) of the Disclosure Schedules, there are no pending or, to the Knowledge of Sellers, threatened (i) claims, suits or other proceedings by any employees, former employees or plan participants or the beneficiaries, spouses or representatives of any of them, other than ordinary and usual claims for benefits by participants or beneficiaries, or (ii) suits, investigations or other proceedings by any Governmental Authority, of or against any Employee Plan, the assets held thereunder, the trustee of any such assets, or a Seller relating to any of the Employee Plans or Benefit Arrangements.

(f) Sellers have not engaged (i) in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of ERISA Section 404, or (ii) in any “prohibited transaction” within the meaning of ERISA Section 406(a) or 406(b), or of Code Section 4975(c), with respect to any Employee Plans. Furthermore, to the Knowledge of Sellers, no other “party in interest,” as defined in ERISA Section 3(14), or “disqualified person,” as defined in Code Section 4975(e)(2), has engaged in any such “prohibited transaction” with respect to any Employee Plans.

(g) Except as disclosed on Schedule 4.13(g) of the Disclosure Schedules, no Employee Plan or Benefit Arrangement provides benefits, including any other post-employment benefit, salary continuation, termination, death, disability, or health or medical benefits (whether or not insured), life insurance or similar benefit with respect to current or former Business Employees (or their spouses or dependents) of a Seller beyond their retirement or other termination of service other than (i) coverage mandated by applicable Governmental Requirements, (ii) death, disability or retirement benefits under any Pension Plan, (iii) deferred compensation benefits accrued as liabilities on the Pro Forma Financial Statements, (iv) benefits, the full cost of which is borne by the current or former Business Employee (or his or her beneficiary), (v) a Seller’s severance pay policy, if any, or (vi) post-employment payments under a Seller’s insurance policies relating to events during employment by a Seller.

(h) Except as disclosed on Schedule 4.13(h) of the Disclosure Schedules, no Sellers nor any trade or business, whether or not incorporated, that is deemed to be under common control or affiliated with Sellers within the meaning of ERISA Section 4001 or Code Sections 414(b), (c), (m) or (o) (an “ERISA Affiliate”) have ever maintained, adopted or established, contributed or been required to contribute to, or otherwise participated or been required to participate in, nor will they become obligated to do so through the Closing Date, any defined benefit pension plan or Multiemployer Plan. Except as disclosed on Schedule 4.13(h) of the Disclosure Schedules, no amount is due from, or owed by, a Seller or any ERISA Affiliate on account of a Multiemployer Plan or on account of any withdrawal therefrom.

(i) With respect to Business Employees (and former employees of a Seller who were principally employed in the Business), each Seller and/or its agents who administer any Employee Plan that is a group health plan has materially complied with the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B, and all applicable regulations thereunder (“COBRA”) with respect to each Employee Plan that is subject to the requirements of COBRA, including, but limited to the notification and written notice requirements. Each Employee Plan that is a group health plan, within the meaning of Code Section 9832(a), has materially complied with and satisfied the applicable requirements of Code Section 9801 and 9802.

4.14 Transactions with Certain Persons. Except as set forth on Schedule 4.14 of the Disclosure Schedule and any intercompany agreements, no Related Person is presently or at any time during the past one (1) year has been a party to any transaction with a Seller including any contract, agreement or other arrangement (i) providing for the furnishing of services to or by, (ii) providing for the rental or sale of real or personal property to or from or (iii) otherwise requiring payments annually to or from (other than for services as employees of a Seller) such Related Person. All such transactions have been and are on an arms-length basis providing for substantially the same payment and performance terms as would reasonably be expected to be negotiated with an independent third party. Except as set forth on Schedule 4.14 of the Disclosure Schedules, there is no outstanding amount owing (including pursuant to any advance, note or other indebtedness instrument) from a Seller to any Related Person or from any Related Person to a Seller.

4.15 Insurance. All of the Insurance maintained by a Seller is “occurrence” based insurance. All such Insurance is in full force and effect and sufficient for compliance with all applicable Governmental Requirements and all Assumed Contracts. No Seller is in material default under any such Insurance, and no Seller has failed to give any notice or to present any material claim under any such Insurance in a due and timely manner. No notice of cancellation, termination, reduction in coverage or increase in premium (other than reductions in coverage or increases in premiums in the ordinary course) has been received with respect to any such Insurance, and all premiums with respect to any such Insurance have been timely paid. No Seller has experienced claims in excess of current coverage of such Insurance. There will be no retrospective insurance premiums or charges or any other similar adjustments on or with respect to any of such Insurance for any period or occurrence prior to the Closing Date.

4.16 Accounts Receivable. All of the Accounts Receivable are bona fide receivables, are reflected on the books and records of Sellers, arose in the ordinary course of business and will be collected in the ordinary course of business consistent with past collection practices at their full face value net of reserves or allowance for doubtful accounts. Except as set forth on Schedule 4.16 of the Disclosure Schedules, there is no right of offset against any of the Accounts Receivable and no agreement for deduction or discount has been made with respect to any of the Accounts Receivable other than ordinary course trade discounts.

4.17 Contracts.

(a) Schedule 4.17 of the Disclosure Schedules contains a true and correct list or description of:

(i) each Contract to which a Seller is a party or by which Seller or the Business or any of the Purchased Assets is obligated or bound (“Applicable Contract”) that involves performance of services or delivery of goods or materials by a Seller primarily related to the Business and is of an amount or value in excess of $25,000;

(ii) each Applicable Contract that involves performance of services or delivery of goods or materials to a Seller primarily related to the Business and is of an amount or value in excess of $25,000;

(iii) each Applicable Contract that was not entered into in the ordinary course of business and that involves expenditures or receipts of a Seller primarily related to the Business in excess of $25,000;

(iv) each lease, rental or occupancy agreement, license, installment or conditional sale agreement to which a Seller is a party, and any other Applicable Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in, any real or personal property primarily related to or primarily used in the Business;

(v) each licensing Contract other than any non-exclusive licenses granted the ordinary course of business, Contracts involving royalty payments in excess of $25,000 per annum, or other Applicable Contract with respect to the Purchased Intellectual Property or Purchased Technology, including any material invention assignment Contracts with current Business Employees, or services Contracts with consultants or contractors which are still in effect, regarding the assignment of any of the Purchased Intellectual Property or Purchased Technology;

(vi) each collective bargaining agreement and other Applicable Contract to or with any labor union or other labor organization of any Business Employee;

(vii) each joint venture, partnership and other Applicable Contract primarily related to the Business (however named) involving a sharing of profits or losses by a Seller with any other Person;

(viii) each employment contract and other Applicable Contract with any Business Employee;

(ix) each non-competition agreement or other Applicable Contract of Sellers that would restrict the conduct of Buyer’s or Spectrum’s business after the Closing, limit the operations of the Business after the Closing, or restrict Buyer or Spectrum from engaging in any line of business or competing in a geographic area or with any Person after the Closing;

(x) each power of attorney that is currently effective and outstanding which could effect in a material way the Business;

(xi) each written guaranty and other similar undertaking with respect to contractual performance extended by a Seller with respect to the Business other than in the ordinary course of business;

(xii) each Assumed Contract pursuant to which the transactions contemplated by this Agreement would amend or modify such Assumed Contract, or would trigger the payment of revenues or fees to the counterparty of such Assumed Contract;

(xiii) each Applicable Contract with any Affiliate of a Seller or any Related Person primarily related to the Business; and

(xiv) each material amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

For purposes of disclosure in this Section 4.17(a), all Contracts primarily relating to the Netcom East Business or the Netcom East Assets shall be excluded.

(b) Sellers have delivered to Buyer true and correct copies of the contracts listed in Schedule 4.17 of the Disclosure Schedules. Each of the Assumed Contracts is enforceable against the applicable Seller and, to the Knowledge of Sellers, each other party thereto, in accordance with its terms, subject to (i) the effect of any applicable law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights and relief of debtors generally and (ii) the effect of rules of law and general principles of equity, including rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law). No Seller nor, to the Knowledge of Sellers, any other party to any Assumed Contract, is in material default thereunder or in breach thereof, and no Seller has during the past year obtained or granted any waiver of or under any provision of any Assumed Contract except for routine waivers granted or sought in the ordinary course of business. To Sellers’ Knowledge, there exists no event, occurrence, condition or act which constitutes or, with the giving of notice, the lapse of time or the happening of any future event or condition, would become a material default by a Seller or any other party under any Assumed Contract. To Sellers’ Knowledge, there is no threatened default under any Assumed Contract.

4.18 Suppliers and Customers.

(a) Set forth on Schedule 4.18(a) of the Disclosure Schedule is (i) a list of the Business’s ten (10) largest customers during the last complete fiscal year showing the approximate total sales by Sellers to each such customer during such period and (ii) a list of the Business’s ten (10) largest suppliers during the last complete fiscal year, showing the approximate total purchases (i.e. matching of an invoice and receiving document and purchase order) by Sellers from each such supplier during such period (each such customer or supplier, a “Major Customer” or “Major Supplier”).

(b) Except as set forth on Schedule 4.18(b) of the Disclosure Schedule, none of the Major Suppliers or Major Customers has canceled or otherwise terminated any Contract in the twelve (12) months prior to the date of this Agreement with a Seller that is primarily related to the Purchased Assets or the Business prior to the expiration of such Contract’s term, and to the Knowledge of Sellers, there are no material disputes with any Major Supplier or Major Customer.

4.19 Environmental Matters. Except as set forth on Schedule 4.19 of the Disclosure Schedules:

(a) Each Seller and its respective assets, properties and operations are now and in the past three (3) years have been in material compliance with all applicable Environmental Laws;

(b) except in material compliance with Environmental Laws, to Sellers’ Knowledge, there has been and is no Release or threatened Release of any Hazardous Substance at, on, under, in, or from any Facility in the past three (3) years, whether as a result of the operations and activities at such Facility or otherwise;

(c) no Seller has caused or contributed in the last three (3) years to the Release of Hazardous Substances in material violation of any Environmental Laws at, on, under, in, or from any Facility and are not, to the Knowledge of Sellers, otherwise liable or potentially liable for any such Releases;

(d) no Seller has received any written notice in the last three (3) years of alleged, actual or potential responsibility for, or any Proceeding regarding, the presence, Release or threatened Release in violation of any Environmental Laws of any Hazardous Substance at any location, whether at the Facilities or any other property, that was allegedly manufactured, used, generated, processed, treated, stored, disposed of or otherwise handled at or transported from the Facilities or any other property;

(e) no Seller has received any written notice in the last three (3) years of any Proceeding by any Person alleging any actual or threatened injury or damage to any Person, property, natural resource or the environment arising from or relating to the presence, Release or threatened Release of any Hazardous Substances at, on, under, in, or from any Facility or from any other property relating to the operation of the Business on or prior to the Closing Date;

(f) in the last three (3) years, neither any Facility nor any operations or activities at a Facility is or has been subject to any Proceeding or any lien pursuant or relating to any applicable Environmental Laws or Environmental Claims;

(g) there are no underground storage tanks presently located at any Facility and to Sellers’ Knowledge, there have been no Releases of any Hazardous Substances from any underground storage tanks or related piping at any Facility; and

(h) to Sellers’ Knowledge, there are no PCBs located at, on, under or in any Facility.

The representations and warranties contained in this Section 4.19 are the sole representations and warranties of Sellers with respect to any environmental matters.

4.20 Absence of Certain Changes. Except as set forth on Schedule 4.20 of the Disclosure Schedule, since March 31, 2009 there has not been any:

(a) Material Adverse Effect;

(b) increase in the compensation of or granting of bonuses payable or to become payable by a Seller to any Business Employee whose compensation (base salary plus bonus) exceeded $50,000 for the fiscal year ending March 31, 2009, other than annual increases or bonuses consistent with the Sellers’ past practices and not resulting in the compensation for any such officer or employee for such fiscal year exceeding one hundred and five percent (105%) of the compensation of such officer or employee for the preceding fiscal year;

(c) sale or transfer by a Seller of any tangible or intangible asset exclusively related to or exclusively used in the Business having a value at the time of disposition greater than $25,000 or $100,000 in the aggregate for all such assets, any mortgage or pledge or creation of any Encumbrance, other than Permitted Encumbrances, relating to any asset of such value, any lease of real property or equipment for an amount greater than $25,000, or any cancellation of any debt or claim, except in each case in the ordinary course of business;

(d) other material transaction not in the ordinary course of the Business or not otherwise consistent with Sellers’ past practices involving consideration in excess of $25,000;

(e) material change in accounting methods or principles; or

(f) agreement, whether oral or written, by a Seller to do any of clauses (b), (c) and (d) above.

4.21 No Brokers. Except as set forth on Schedule 4.21 of the Disclosure Schedules, none of the Sellers have entered into any agreement, arrangement or understanding with any Person which will result in the obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated by this Agreement.

4.22 All Necessary Assets of the Business. The Purchased Assets, the Licensed Intellectual Property, the Licensed Technology and the services provided for under the Transition Services Agreement, taken as a whole, constitute all of the rights, properties and assets (tangible and intangible) necessary for the conduct of the Business as currently conducted. Except as set forth on Schedule 4.22 of the Disclosure Schedules, there are no assets or properties (i) exclusively related to or exclusively used in the Business, (ii) necessary for the conduct of the Business, and (iii) owned by Sellers which will not, upon the Closing, be owned by Buyer, leased or licensed by Buyer or provided to Buyer under the Transition Services Agreement or the IP Cross-License Agreement.

4.23 Accounts Payable/Accrued Liabilities. The Accounts Payable and Accrued Liabilities reflected on the Closing Statement have arisen in bona fide arm’s length transactions in the ordinary course of business. There are no unpaid invoices or bills representing amounts alleged to be owed by a Seller, or other alleged obligations of a Seller, which a Seller has disputed or determined to dispute or refuse to pay.

4.24 Inventories. Except for sample inventory, the amount of the inventory shown on the Pro Forma Financial Statements is true and correct as of the dates indicated therein. Each Seller has good and marketable title to all of the Inventory free and clear of all Encumbrances other than Permitted Encumbrances. Except as set forth on Schedule 4.24 of the Disclosure Schedules, none of the Inventory is on consignment.

4.25 Products; Product Warranties.

(a) A form of each product warranty relating to the Business Products at any time during the two (2) year period preceding the date of this Agreement has been provided or made available to Buyer.

(b) Schedule 4.25(b) of the Disclosure Schedules sets forth a true and complete list of (A) all Business Products manufactured, marketed or sold by a Seller that have been recalled or withdrawn (whether voluntarily or otherwise) at any time during the past two (2)

years (for purposes of this Section 4.25(b), a Business Product shall have been recalled or withdrawn if all or a substantial number of products in a product line were recalled or withdrawn) and (B) all Proceedings (whether completed or pending) at any time during the past two (2) years seeking the recall, withdrawal, suspension or seizure of any product sold by the Business.

(c) Except as set forth on Schedule 4.25(c) of the Disclosure Schedules, neither any Seller nor the Stockholder are aware of any material defect in design, materials, manufacture or otherwise in any Business Products manufactured, distributed or sold by the Business during the past three (3) years or any material defect in repair to any such Business Products which could give rise to any claims in excess of historical warranty expenses; provided, however, that for purposes of this paragraph improvements made to Business Products in the ordinary course of business shall not be interpreted as an indication of the existence of any material defects.

(d) Except as provided in any of the standard product warranties described in paragraph (a) of this Section 4.25 and as otherwise set forth on Schedule 4.25(d) of the Disclosure Schedules, no Seller has sold any products or services which are subject to an extended warranty of such Seller beyond twelve (12) months and which warranty has not yet expired.

4.26 Product Liability. To the Knowledge of Sellers, none of the Sellers nor the Stockholder has material liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any Business Product.

4.27 Real Property.

(a) Except for Permitted Title Encumbrances and Permitted Encumbrances, Creative Electric has good and insurable title in fee simple to the Specified Real Property, free and clear of all Encumbrances, and will have full legal right and power to sell, assign, and transfer title to the Specified Real Property to Buyer pursuant to this Agreement, free and clear of all Encumbrances except Permitted Title Encumbrances and Permitted Encumbrances. The Owned Real Property includes the tax parcels identified on attached Schedule 4.27 of the Disclosure Schedules.

(b) Except as set forth on Schedule 4.27 of the Disclosure Schedules, (i) the Owned Real Property is not subject to any commitment for sale or, except for Permitted Title Encumbrances, use by any Person other than Creative Electric, (ii) the Owned Real Property is not subject to any Encumbrance, except for Permitted Title Encumbrances, which in any material respect interferes with or impairs the value or present and continued use thereof in the usual and normal conduct of the Business, (iii) no labor has been performed or material furnished for the Owned Real Property for which a mechanic’s or materialman’s lien or liens, or any other lien, has been or could be claimed by any Person, (iv) the Sellers have not received notice from any Governmental Authority that the Owned Real Property is not in material compliance with all Governmental Requirements (including all building and other codes and all zoning, subdivision and other applicable land use ordinances and by-laws), and that all material existing covenants, conditions, restrictions and easements, and, the current use of the Owned Real Property does not constitute a non-conforming use under the applicable zoning ordinances, (v) to the Knowledge of Sellers, no material default or breach exists with respect to, and Creative Electric has not received any notice of any default or breach under, any Encumbrance affecting the Owned Real Property, (vi) Creative Electric has not received notice of any general or special assessments affecting the Owned Real Property or any portion thereof, and (vii) Creative Electric has not received notice of any pending Proceeding (including condemnation or eminent domain proceeding) before any Governmental Authority which relates to and adversely impairs the ownership, maintenance, use or operation of the Owned Real Property.

(c) Except as disclosed on the FEMA flood map on Schedule 4.27(c) of the Disclosure Schedules, the Owned Real Property is not located within any area determined to be flood-prone under the Federal Flood Protection Act of 1973, or any comparable state or local Governmental Requirement. Creative Electric has not received any notice from any insurance company of any defects or inadequacies in the Owned Real Property or any part thereof which would materially and adversely affect the insurability of the Owned Real Property or any property located thereat or the premiums for the insurance thereof, and no notice has been given by any insurance company which has issued a policy with respect to any portion of the Owned Real Property or by any board of fire underwriters (or other body exercising similar functions) requesting the performance of any material repairs, alterations or other work which has not been complied with.

(d) To the Knowledge of Sellers, all water, sewer, gas, electric, telephone and drainage facilities and all other utilities servicing the Owned Real Property are installed to the improvements situated on the Owned Real Property, are connected pursuant to valid permits, enter the Owned Real Property through adjoining public streets, are adequate for the present operation of the Business and otherwise are in compliance in all material respects with all Governmental Requirements applicable thereto, and access to and from the Owned Real Property is via public streets.

(e) Other than the Facilities, Sellers do not own or lease any real property.

(f) Micro Networks leases the Leased Real Property pursuant to the lease described on Schedule 4.27 of the Disclosure Schedules (the “Lease”), which is in full force and effect. Micro Networks has full legal right and power to sublease its leasehold interest under the Lease to Buyer subject to obtaining all necessary consents from 324 Clark Street, LLC, the landlord, with respect to such sublease. No other consents from any mortgage holders or lenders of Micro Networks or such landlord are necessary to enter into such sublease with Buyer.

(g) There are no material service contracts, leases, purchase agreements or rights of first refusal affecting all or any part of the Owned Real Property and there are no material oral or written Contracts between Seller and any third party, granting such third party the right of use or occupancy of any portion of the Owned Real Property which have not been disclosed in writing by Seller to Buyer.

ARTICLE 4A

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder represents and warrants to Spectrum and Buyer as follows:

4A.1 Organization; Power, Authority; Enforceability. The Stockholder is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Stockholder has all necessary power and authority and has taken all action necessary to authorize, execute and deliver this Agreement and each of the other Transaction Documents to which it is or will be a party, to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder. No corporate action on the part of the Stockholder is required to authorize the execution and delivery of this Agreement and each other Transaction Document to which the Stockholder is or will be a party and to consummate the transactions contemplated hereby and thereby. This Agreement and each other Transaction Document to which the Stockholder is or will be a party has been or will be duly executed and delivered by the Stockholder, and constitutes or will constitute a legal, valid and binding obligation of the Stockholder enforceable against it in accordance with its terms, subject to (i) the effect of any applicable law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights and relief of debtors generally and (ii) the effect of rules of law and general principles of equity, including rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4A.2 No Conflict or Violation. The execution and delivery of this Agreement by the Stockholder, and the execution and delivery of each other Transaction Document to which the Stockholder is or will be a party, the consummation of the transactions contemplated hereby and thereby and the performance by the Stockholder of its obligations hereunder and thereunder, do not and will not result in or constitute (a) a violation of or conflict with any provision of the certificate of incorporation or bylaws of the Stockholder, or (b) a violation by the Stockholder of any Governmental Requirement, except in the case of clause (b) above, for such violation that would not reasonably be expected to have a Material Adverse Effect.

4A.3 Consents and Approvals. No material consent, approval or authorization of, or declaration, filing, notification or registration with, any Person is required to be made or obtained by the Stockholder in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

4A.4 No Brokers. Except as set forth on Schedule 4.21 of the Disclosure Schedules, the Stockholder has not entered into any agreement, arrangement or understanding with any Person which will result in the obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated by this Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers and the Stockholder as follows:

5.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has full power and authority to conduct its business as presently being conducted and to own and lease its properties and assets.

5.2 Authority; Authorization; Binding Effect. Buyer has all necessary corporate power and authority, and has taken all action necessary to authorize, execute and deliver this Agreement and each other Transaction Document to which it is or will be a party, to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder. Buyer shall deliver to Sellers and the Stockholder copies of all resolutions of the board of directors of Buyer approving the transactions contemplated by this Agreement and each other Transaction Document to which it is or will be a party, certified by an officer of Buyer, in form reasonably satisfactory to counsel for Sellers and the Stockholder. No other corporate action on the part of Buyer is required to authorize the execution and delivery of this Agreement and each other Transaction Document to which Buyer is or will be a party, and to consummate the transactions contemplated hereby and thereby. This Agreement and each other Transaction Document to which Buyer is or will be a party, has been or will be duly executed and delivered by Buyer, and constitutes or will constitute a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to (i) the effect of any applicable law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights and relief of debtors generally and (ii) the effect of rules of law and general principles of equity, including rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3 No Conflict or Violation. The execution and delivery of this Agreement and each other Transaction Document to which Buyer is or will be a party, the consummation of the transactions contemplated hereby and thereby and the performance by Buyer of its obligations hereunder and thereunder, do not and will not result in or constitute (a) a violation of or a conflict with any provision of the certificate of incorporation or bylaws of Buyer, (b) a breach of, a loss of rights under, or an event, occurrence, condition or act which is or, with the giving of notice or the lapse of time, would become, a material default under, any term or provision of any contract, agreement, indebtedness, lease, commitment, license, franchise, permit, authorization or concession to which Buyer is a party, or (c) a violation by Buyer of any Governmental Requirement, except in the case of clause (c) above, for such breach, occurrence or violation that would not reasonably be expected to have the effect of preventing, impeding or materially and adversely impacting Buyer’s ability to consummate the transactions contemplated by the Transaction Documents.

5.4 Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any Person is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement. Buyer will not require the consent, approval or authorization of any lender or creditor to consummate the transactions contemplated by this Agreement.

5.5 No Proceedings. There is no Proceeding pending or, to the knowledge of Buyer, threatened against, relating to or affecting in any adverse manner the transactions contemplated by this Agreement.

5.6 No Brokers. Buyer has not entered into any agreement, arrangement or understanding with any Person which will result in the obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated by this Agreement.

5.7 Financing. Buyer and/or Spectrum has sufficient available funds to pay, in cash, the Purchase Price and all other amounts payable pursuant to the Transaction Documents or otherwise necessary to consummate the transactions contemplated by the Transaction Documents. Upon the consummation of the transactions at the Closing, (a) Buyer will not be insolvent, (b) Buyer will not be left with unreasonably small capital, (c) Buyer will not have incurred debts beyond its ability to pay as they mature, and (d) the capital of Buyer will not be materially impaired.

ARTICLE 5A

REPRESENTATIONS AND WARRANTIES OF SPECTRUM

Spectrum represents and warrants to Sellers and the Stockholder as follows:

5A.1 Organization; Power, Authority; Enforceability. Spectrum is a corporation duly organized, validly existing and in good standing under the laws of the State of Pennsylvania. Spectrum has all necessary power and authority and has taken all action necessary to authorize, execute and deliver this Agreement and each other Transaction Document to which it is or will be a party, to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder. Spectrum shall deliver to Sellers and the Stockholder copies of all resolutions of the board of directors of Spectrum approving the transactions contemplated by this Agreement and each other Transaction Document to which Spectrum is or will be a party, certified by an officer of Spectrum, in form reasonably satisfactory to counsel for Sellers and the Stockholder. No other corporate action on the part of Spectrum is required to authorize the execution and delivery of this Agreement and each other Transaction Document to which it is or will be a party, and to consummate the transactions contemplated hereby and thereby. This Agreement and each other Transaction Document to which Spectrum is or will be a party has been or will be duly executed and delivered by Spectrum, and constitutes or will constitute a legal, valid and binding obligation of Spectrum enforceable against it in accordance with its terms, subject to (i) the effect of any applicable law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights and relief of debtors generally and (ii) the effect of rules of law and general principles of equity, including rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5A.2 No Conflict or Violation. The execution and delivery of this Agreement by Spectrum, and the execution and delivery of each other Transaction Document to which Spectrum is or will be a party, the consummation of the transactions contemplated hereby and thereby and the performance by Spectrum of its obligations hereunder and thereunder, do not and will not result in or constitute (a) a violation of or conflict with any provision of the certificate of incorporation or bylaws of Spectrum, or (b) a violation by Spectrum of any Governmental Requirement, except in the case of clause (b) above for such violation that would not reasonably be expected to have the effect of preventing, impeding or materially and adversely impacting Spectrum ability to consummate the transactions contemplated by the Transaction Documents.

5A.3 Consents and Approvals. No consent, approval or authorization of, or declaration, filing, notification or registration with, any Person is required to be made or obtained by Spectrum in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement. Spectrum will not require the consent, approval or authorization of any lender or creditor to consummate the transactions contemplated by this Agreement.

5A.4 No Brokers. Spectrum has not entered into any agreement, arrangement or understanding with any Person which will result in the obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated by this Agreement.

5A.5 Financing. Spectrum has sufficient available funds to pay, in cash, the Purchase Price and all other amounts payable pursuant to the Transaction Documents or otherwise necessary to consummate the transactions contemplated by the Transaction Documents. Upon the consummation of the transactions at the Closing, (a) Spectrum will not be insolvent, (b) Spectrum will not be left with unreasonably small capital, (c) Spectrum will not have incurred debts beyond its ability to pay as they mature, and (d) the capital of Spectrum will not be materially impaired.

ARTICLE 6

COVENANTS AND CONDUCT OF

THE PARTIES PRIOR TO AND AFTER CLOSING; ADDITIONAL AGREEMENTS

Each Seller and the Stockholder, on the one hand, and Buyer and Spectrum, on the other hand, each covenant and agree with the other as follows:

6.1 Investigation by Buyer. During the period beginning on the date of this Agreement and ending on the first to occur of the Closing Date and the date on in which this Agreement is validly terminated in accordance with Section 10.3 (the “Pre-Closing Period”), Sellers shall grant to Buyer and its Representatives access to the Purchased Assets upon reasonable prior notice and during normal business hours and shall cause each of its Representatives, upon reasonable prior notice, to (a) cooperate with Buyer and its Representatives, (b) provide all information, and all documents and other data relating to the Purchased Assets reasonably requested by Buyer or its Representatives and (c) permit Buyer and its Representatives to inspect the Purchased Assets; provided that, Buyer shall not contact any customers, suppliers, employees, sales representatives, or distributors of the Business expect as approved by Sellers and the Stockholder. In no event shall any Seller be obligated to provide any access or information if such Seller determines in good faith after consultation with its outside counsel that providing such access or information may violate any applicable Governmental Requirements or cause such Seller to breach a confidentiality or other obligation to which it is bound under any Contract existing on the date of this Agreement or jeopardize any recognized remedy available to such Seller.

6.2 Notifications, Consents and Approvals. After the date of this Agreement, as soon as practicable, the parties shall commence all reasonable actions to obtain the consents and approvals and to make the filings set forth on Schedule 6.2 (the “Required Consents and Filings”) required to consummate the transactions contemplated by this Agreement. The Stockholder shall cause ICS (as the stockholder of Micro Networks) and each Seller to approve this Agreement and the transactions contemplated hereby.

6.3 Conduct Pending Closing.

(a) During the Pre-Closing Period, and except as otherwise specifically provided in the Transaction Documents or consented to or approved by Buyer in advance in writing, such consent or approval not to be unreasonably withheld or delayed, Sellers and the Stockholder agree as follows:

(i) Sellers shall conduct the Business substantially in the ordinary course consistent with past practice and shall not enter into or materially amend (in a manner detrimental to Buyer) any Assumed Contract or any other Contract exclusively relating to the Business, except in the ordinary course of business;

(ii) Sellers shall use commercially reasonable efforts to preserve the Business and the Purchased Assets, and relationships with its employees, suppliers, customers and others with whom it has business relations;

(iii) Sellers shall not (A) grant any increase in compensation to any Business Employee whose compensation (base salary plus bonus but excluding benefits) for the fiscal year of Seller ended on March 31, 2009 exceeded $25,000 or (B) enter into, or amend in any material respect, any Employee Plan;

(iv) Sellers shall not (A) grant any special conditions with respect to any account receivable other than in the ordinary course of business (e.g., extended terms), (B) fail to pay any account payable when due on a timely basis other than in the ordinary course of business consistent with past practice, (C) make or commit to make any capital expenditures in excess of $10,000 in the aggregate, or (D) start up or acquire any new business or product line which is not similar to or directly complementary to any existing business or product line;

(v) none of the Sellers nor the Stockholder shall enter into any settlement with respect to any Proceeding against or relating primarily to the Business or the Purchased Assets;

(vi) no Seller shall make any distribution of property in respect of its capital stock or otherwise, except for distributions of Cash; and

(vii) none of the Sellers nor the Stockholder shall voluntarily take any action which would cause, or voluntarily fail to take any action the failure of which would cause, any representation or warranty of any Seller or the Stockholder contained in this Agreement to be untrue in any material respect that would reasonably be expected to cause the condition in Section 8.1 to not be achieved.

6.4 Notification of Certain Matters.

(a) During the Pre-Closing Period, Sellers and the Stockholder shall give prompt written notice to Spectrum and Buyer of (i) any fact or circumstance, or any occurrence or failure to occur of any event of which a Seller or the Stockholder have Knowledge, which fact, circumstance, occurrence or failure causes or, with notice or the lapse of time, would cause any representation or warranty of any Seller or the Stockholder contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any failure of any Seller or the Stockholder to materially comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any Seller and the Stockholder under this Agreement, in each case that would reasonably be expected to cause the condition in Section 8.1 to not be achieved.

(b) During the Pre-Closing Period, Spectrum and Buyer shall give prompt written notice to Sellers and the Stockholder of (i) any fact or circumstance, or any occurrence or failure to occur of any event of which Buyer has knowledge, which fact, circumstance, occurrence or failure causes or, with notice or the lapse of time, would cause any representation or warranty of Buyer contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any failure of Buyer to materially comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Buyer under this Agreement, in each case that would reasonably be expected to cause the condition in Section 7.1 to not be achieved.

6.5 Employee Matters.

(a) Except for the employee listed on Schedule 6.5, Buyer intends to offer employment to all individuals employed by the Sellers who, on the Closing Date, are Business Employees. For all such employment offers that are accepted, employment will commence effective on the day following the Closing Date. The terms and conditions of Buyer’s offers of employment to the employees of the Business will be determined in Buyer’s sole discretion (subject to Section 6.5(b) and 6.5(c) below).

(b) Buyer shall offer employment to each Business Employee (other than the employee(s) listed on Schedule 6.5) on substantially the same terms upon which such Business Employee was employed by the applicable Seller immediately prior to the Closing Date (excluding differences between Sellers’ Employee Plans and Benefit Arrangements and Buyer’s and/or Spectrum’s standard, existing employee benefit plans and programs which are provided to similarly situated employees of Buyer and/or Spectrum);provided, however, that the terms of such employment may require certain Business Employees whose current principal place of employment is the Leased Real Property to transfer to Buyer’s Marlborough, Massachusetts facility and/or require certain Business Employees to work a different shift than such employees worked while employed by a Seller. All such employees who accept Buyer’s offer of employment (“Transferred Employees”) will be eligible to participate in Buyer’s standard, existing employee benefit plans and shall receive credit for their years of service to a Seller and/or the Stockholder as provided for in Section 6.5(c). With respect to Transferred Employees, Buyer, Sellers and the Stockholder agree to cooperate as reasonably requested by Buyer in the transition of any such employees to employment with Buyer. Nothing contained in this Section will be construed to affect any right Buyer or its Affiliates may have after the Closing to terminate the employment of any Transferred Employee at any time.

(c) For the purposes of satisfying the service requirements, if any, to participate in Buyer’s (or Spectrum’s) employee pension benefit plans (as defined in ERISA Section 3(2)) and employee welfare benefit plans as defined in ERISA Section 3(1) (collectively, the “Buyer’s Employee Plans”), Buyer and Spectrum will treat service by each of the Transferred Employees with a Seller or the Stockholder as service with Buyer. For purposes of vesting in benefits payable under Buyer’s or Spectrum’s “employee pension benefit plans” as defined in ERISA Section 3(2) (“Buyer’s Pension Plans”), but not for purposes of computing the amount of the benefits, or the existence of a benefit, under Buyer’s Pension Plans, Buyer or Spectrum will treat service by each of the Transferred Employees with a Seller or the Stockholder as service with Buyer; provided that such service will not be recognized to the extent that such recognition would result in duplication of benefits (or is not recognized for such purposes under Buyer’s Pension Plans). With respect to any Buyer’s Employee Plan that is an “employee welfare benefit plan” (as defined in ERISA Section 3(1)), or any such plan that would be an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) if it were subject to ERISA, which is provided to Transferred Employees, Buyer and Spectrum shall, with respect to Transferred Employees, (i) cause to be waived any pre existing condition and waiting periods, except to the extent such provisions were applicable under a comparable Employee Plan as of the Closing Date and (ii) give effect, in determining any deductible and maximum out of pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, such Transferred Employees during the plan year of the applicable plan sponsored by a Seller or one of its ERISA Affiliates during which the Closing occurs with respect to similar plans maintained by a Seller or its ERISA Affiliates immediately prior to the Closing Date. In addition, Buyer and Spectrum shall give each Transferred Employee credit for years of service with a Seller or the Stockholder for purposes of calculating such Transferred Employee’s vacation accrual rate with Buyer or Spectrum.

(d) With the exception of liabilities included in the Accrued Liabilities, Buyer is not assuming, under this Agreement or otherwise, and Sellers and Stockholder are and shall remain fully responsible for any obligation, responsibility or liability, whether contractual or statutory, arising out of the termination of employees who are not Business Employees, or, in the case of Transferred Employees, any such obligations, responsibilities or liabilities that relate to their employment with a Seller for the period of time up until the Closing.

(i) Nothing herein expressed or implied confers upon any former employee of a Seller, or any other Person, any rights or remedies (including any right to employment, or continued employment, for any specified period) or any right to any particular benefits in connection with any employment of any nature or kind whatsoever under or by reason of this Agreement.

(ii) Each Seller is responsible for providing all notices and other communications to employees of such Seller and any Governmental Authority that are required under the Worker Adjustment and Retraining Notification Act (the “WARN Act”). The applicable Seller shall provide, or cause to be provided, all certifications required by Code Section 9801(e) and all applicable notifications of any conversion rights or privileges available under any Employee Plan that arise as a result of the transaction contemplated by this Agreement.

(iii) Buyer, Sellers and the Stockholder agree to work together to accomplish any requested direct rollovers of the Transferred Employees’ account balances, including outstanding loans by any 401(k) Plan of a Seller or the Stockholder to the Transferred Employees, under any 401(k) Plan of a Seller or the Stockholder to Buyer’s 401(k) Plan if such direct rollovers are permissible under both the applicable Seller’s (or the Stockholder’s) and Buyer’s respective 401(k) Plans.

(iv) Sellers, the Stockholder and the group medical plan sponsored by Sellers or an ERISA Affiliate of Sellers shall be responsible for COBRA continuation coverage, as hereafter defined, with respect to any qualifying event that occurs prior to or on the Closing Date or a qualifying event that occurs in connection with the transactions contemplated by this Agreement with respect to any Business Employee who is, or was prior to the qualifying event, receiving coverage under the group medical plan sponsored by Sellers, the Stockholder or an ERISA Affiliate, including any beneficiary of such Business Employee. COBRA continuation coverage means continuation health care coverage as required by Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA or any comparable state law.

(e) The provisions contained in this Section 6.5 with respect to Business Employees are included for the sole benefit of the respective parties to this Agreement and shall not create any right in any other Person, including any Business Employees, former employees, any participant in any Employee Plan or any beneficiary thereof or any right to continued employment with a Seller or Buyer, nor require Buyer or any Affiliate of Buyer to continue or amend any particular benefit plan after the Closing Date for Transferred Employees, and any such plan may be amended or terminated in accordance with its terms and applicable Governmental Requirements.

6.6 Fees. Sellers and the Stockholder shall pay all finders’ fees, brokerage commissions or similar payments owing to any Person engaged by a Seller or the Stockholder in connection with the transactions contemplated by this Agreement. Spectrum and Buyer shall pay all finders’ fees, brokerage commissions or similar payments owing to any Person engaged by Spectrum or Buyer in connection with the transactions contemplated by this Agreement.

6.7 Public Statements. Spectrum and Buyer, on the one hand, and Sellers and the Stockholder, on the other hand, agree to cooperate, prior to the Closing, in issuing any press releases or otherwise making public statements with respect to the transactions contemplated by this Agreement, and no press releases or other public statements shall be issued prior to the Closing without the joint consent of Spectrum and Buyer, on the one hand, and Sellers and the Stockholder, on the other hand (except as may be required by applicable federal securities laws and reporting requirements thereunder, the NASDAQ Stock Market, in any such event, parties intending to make such release or announcement shall to the extent practicable use commercially reasonable efforts to provide prior written notice to the other parties of the contents of such release or announcement and to allow the other parties reasonable time to comment on such release or announcement in advance of such issuance).

6.8 Customer Notification; Conduct Post-Closing. As soon as reasonable practicable after the Closing, Buyer and Sellers shall jointly notify all customers of the Business that (i) the transactions contemplated by this Agreement have been consummated, (ii) effective as of the Closing Date, Sellers no longer receive new customer orders related to the Business; and (iii) Buyer is the successor to the Business. The parties shall cooperate and use commercially reasonable efforts in obtaining approval for the transfer of all Assumed Contracts, and requesting that customers assign existing Micro Networks’ print positions exclusively related to the Business to Buyer. Except as contemplated by the Transition Services Agreement, on the Closing Date, Buyer shall assume all production and shipment activities of the Business and Sellers shall cease such activities, except as may be mutually agreed upon by the Buyer and Sellers.

6.9 Use of Corporate Name or Trade Name.

(a) After the Closing, none of the Sellers, the Stockholder nor any of their respective Affiliates will use any mark or trade name included on Schedule 6.9, or any derivative or variation thereof.

(b) Within thirty (30) business days after the Closing Date, (i) Micro Networks shall use commercially reasonable efforts to change its corporate name to a name not including the name “Micro Networks” or any other word which could reasonably cause confusion with the name “Micro Networks” and will deliver evidence of such name change to Buyer, (ii) Creative Electric shall use commercially reasonable efforts to change its corporate name to a name not including the name “Creative Electric” or any other word which could cause reasonable confusion with the name “Creative Electric” and will deliver evidence of such name change to Buyer, and (iii) MNC Worcester shall use commercially reasonable efforts to change its corporate name to a name not including the name “MNC Worcester” or any other word which could cause reasonable confusion with the name “MNC Worcester” and will deliver evidence of such name change to Buyer.

(c) From and after the date that is thirty (30) days after the Closing, none of the Sellers, the Stockholder, nor any of their respective Affiliates will use the names “Micro Networks,” “Creative Electric,” “MNC Worcester” any derivative or variation thereof, except as may be required for filings with Governmental Authorities regarding the occurrence of the transaction resulting from this Agreement or as otherwise to indicate that such transaction has occurred.

6.10 Access to Records.

(a) By Sellers. After the Closing, Spectrum and Buyer shall afford Sellers and their respective Representatives reasonable access during regular business hours upon reasonable prior notice to such books and records of Sellers acquired by Buyer pursuant hereto as may be necessary in order for Sellers or the Stockholder to prepare tax reports and returns required to be filed by it, to respond to inquiries by Governmental Authorities, to prepare any financial statements filed pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”), if necessary, or for other similar reasons. For a period of six (6) years after the Closing Date, Spectrum and Buyer shall not dispose of any such books or records of Sellers until they have given reasonable notice to Sellers of their intention to do so and given Sellers a reasonable opportunity to take possession of such books and records to be disposed of.

(b) By Buyer. After the Closing, Sellers and the Stockholder shall afford Buyer and its Representatives reasonable access during regular business hours upon reasonable prior notice to the Retained Records and retained accounting general ledgers of Sellers, as may be necessary in order for Spectrum or Buyer to prepare tax reports and returns required to be filed by it, to respond to inquiries by Governmental Authorities, to prepare any financial statements filed pursuant to the reporting requirements under the Exchange Act, if necessary, or for other similar reasons. For a period of six (6) years after the Closing Date, Sellers and the Stockholder shall not dispose of any such Retained Records and retained accounting general ledgers until they have given reasonable notice to Buyer of their intention to do so and given Buyer a reasonable opportunity to take possession of such books and records to be disposed of.

6.11 Non-Competition, Non-Solicitation.

(a) Non-Competition. In consideration of the Purchase Price and Spectrum and Buyer’s covenants set forth in this Agreement, the Stockholder and Sellers agree that, for the period beginning on the Closing Date and ending five (5) years thereafter (the “Covenant Period”), that it will not: (i) directly or indirectly, for his, her or its own account or as an agent, trustee, consultant or member, partner, shareholder or other equity holder of any corporation, firm, company, partnership or other entity (other than as an owner of 2% or less of any equity in a private company or in any class of publicly traded securities), or otherwise, anywhere in the world; (ii) design, manufacture, sell, distribute or market or attempt to sell, distribute or market any product or service that is directly competitive with the Business Products or that is offered for sale by a Seller or the Stockholder as a specific substitute for any Business Product in existence as of the Closing Date, not including any subsequent Modifications (the “Restricted Activity”), or (iii) solicit any customer who has purchased products or services from the Business within the twelve (12) months prior to the date of this Agreement for the purpose of any Restricted Activity; provided that nothing in this Section 6.11(a) shall be deemed to apply to Sellers’ and the Stockholder’s microelectromechanical systems (MEMs) business, with the exception of surface acoustic wave resonators included in the Business Products. For the purposes of subsection (ii) above, Spectrum and Buyer acknowledge and agree that no Seller nor the Stockholder control the use that a customer may actually put any product to and a competing use by a customer (where the product has not been offered for sale by a Seller or the Stockholder as a specific substitute for any Business Product in existence as of the Closing Date, not including any subsequent Modifications) will not create a breach of this Section 6.11(a) by the Stockholder or a Seller.

(b) Non-Solicitation.

(i) From and after the date hereof, (i) Spectrum and Buyer each agree that they will not, until October 7, 2010, solicit for itself or any of their respective Affiliates, the employment of any employee or direct contractor of Sellers, (ii) Spectrum and Buyer each agree that they will not, until October 7, 2010, solicit for itself or any of their respective Affiliates, the employment of any employee or direct contractor of the Stockholder; provided that the covenant in clause (i) shall terminate after the Closing Date; provided further, however, that this Section 6.11(b)(i) shall not prevent Spectrum or Buyer from employing any such employee who contacts Spectrum or Buyer on his or her own initiative without any direct or indirect solicitation by or encouragement from Spectrum or Buyer, or in response to general advertisement or solicitation not targeted at employees or director contractors of Sellers or the Stockholder.

(ii) The Stockholder and Sellers agree that for the period beginning on the Closing Date and ending three (3) years thereafter, they will not solicit for itself or any of their respective Affiliates the employment of any Transferred Employee other than Transferred Employees that have been terminated by Buyer or its Affiliates, provided, however, that this Section 6.11(b)(ii) shall not prevent the Stockholder or Sellers from employing any such employee who contacts the Stockholder or a Seller on his or her own initiative without any direct or indirect solicitation by or encouragement from the Stockholder or Sellers, or in response to general advertisement or solicitation not targeted at such Transferred Employees.

In the event of a breach by a Seller, the Stockholder, Spectrum, Buyer or their respective Affiliates of an applicable covenant set forth in Sections 6.11(a) or 6.11(b), the term of such covenant will be extended by the period of the duration of such breach.

(c) Confidential Information. Sellers and the Stockholder have had access to and have gained knowledge with respect to the Business, including trade secrets, financial results and information, processes and techniques, cost data, methods of doing business and information concerning customers and suppliers and other valuable and confidential information relating to the Business (the “Confidential Information”). The parties acknowledge that unauthorized disclosure or misuse of the Confidential Information, whether before or for three years after

Closing, may cause irreparable damage to Spectrum and Buyer, on the one hand, or Sellers and the Stockholder, on the other hand, subsequent to the Closing. Accordingly, Spectrum and Buyer, on the one hand, Sellers and the Stockholder, on the other hand, agree that for a period of three years following the Closing Date (i) they will maintain the Confidential Information using the same degree of care to preserve the Confidential Information that Spectrum and Buyer, or Sellers and the Stockholder, as applicable, use to preserve the confidentiality of their own information of a similar nature and in no event less than a reasonable degree of care and (ii) will use reasonable efforts not to disclose any Confidential Information to competitors of the Business as of the Closing Date. Spectrum and Buyer agrees that for purposes of Sellers’ and the Stockholder’s obligations under this Section 6.11(c), Confidential Information shall not include information relating to products or components of the Netcom East Business. Sellers and the Stockholder shall not be under any obligation to maintain in confidence any portion of the Confidential Information which: (i) is now, or hereafter, through no act or failure to act on the part of any Seller or the Stockholder, becomes publicly known or available; (ii) is furnished to third parties by the Buyer or its Affiliates without restriction on disclosure; (iii) is hereafter furnished to a Seller or the Stockholder by a third party, as a matter of right and without restriction on disclosure; (iv) is independently developed by employees of Sellers or the Stockholder who have not had access to the Confidential Information; or (v) is required to be disclosed by judicial action after all reasonable legal remedies to maintain such Confidential Information in secret have been exhausted and prior written notice of such proposed disclosure is given to Buyer. Spectrum and Buyer shall not be under any obligation to maintain in confidence any portion of the Confidential Information which: (i) is now, or hereafter, through no act or failure to act on the part of Spectrum or Buyer, becomes publicly known or available; (ii) is furnished to third parties by Sellers or the Stockholder without restriction on disclosure; (iii) is hereafter furnished to Spectrum or Buyer by a third party, as a matter of right and without restriction on disclosure; (iv) is independently developed by employees of Spectrum or Buyer who have not had access to the Confidential Information; or (v) is required to be disclosed by judicial action after all reasonable legal remedies to maintain such Confidential Information in secret have been exhausted and prior written notice of such proposed disclosure is given to the Stockholder.

(d) Remedies. The covenants contained in this Section 6.11 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 6.11 may cause irreparable injury to Buyer, Seller or the Stockholder, as applicable, the amount of which may be impossible to estimate or determine and which cannot be adequately compensated. Therefore, Spectrum and Buyer, on the one hand, Sellers and the Stockholder, on the other hand, will be entitled to seek an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 6.11. The rights and remedies provided by this Section 6.11(d) are cumulative and in addition to any other rights and remedies which the parties may have hereunder or at law or in equity.

6.12 Removal of Excluded Assets. Sellers and the Stockholder agree that, prior to the Closing Date or within thirty (30) business days after the Closing Date, Sellers will, at Sellers’ expense, remove from the Owned Real Property and the portion of the Leased Real Property to be subleased to Buyer pursuant to the Sublease Agreement, all Excluded Assets, without causing any material interference or disruption of the business or operations of Buyer or resulting in any cost to Buyer; provided that Buyer provides Sellers and the Stockholder with reasonable access to the Owned Real Property and the portion of the Leased Real Property to be subleased to Buyer. Sellers and the Stockholder shall maintain, at their expense, insurance against any Casualty relating to any Excluded Assets that remain at Leased Real Property following the Closing.

6.13 Warranty Obligations.

(a) Subject to Section 6.13(b), Buyer agrees to assume and satisfy all obligations of Sellers to repair or replace any Business Products manufactured and sold by the Business or to give monetary credit under the terms and conditions of the product warranties provided or made available pursuant to Section 4.25(a) (the “Warranty Obligations”).

(b) The Warranty Obligations shall not include any claim by any third party with respect to any Business Products sold by a Seller prior to the Closing Date for bodily injury, property damage or consequential or special Losses arising out of any breach of warranty relating to such products (“Product Liability Claims”), all of which shall be considered Retained Liabilities for purposes of this Agreement once the aggregate amount of all Losses with respect to such third party claims exceeds $50,000, in which case Sellers and the Stockholder shall be liable for the entire amount of such claims. If Product Liability Claims are in the aggregate less than $50,000, then they shall be Assumed Liabilities. Spectrum, Buyer, Sellers and the Stockholder shall consult and reasonably cooperate with each other regarding all warranty claims.

6.14 Matters Relating to Real Property.

(a) Within five (5) days of the date of this Agreement, Sellers shall provide Buyer with copies of all existing title abstracts, title insurance policies and surveys it has in its possession with respect to the Specified Real Property. Buyer shall obtain a commitment from Monroe Title Insurance Corporation (the “Title Company”) for the issuance of an extended coverage owner’s policy of title insurance (including mechanics’ lien coverage) for all parcels included in the Specified Real Property in an amount determined by Buyer setting forth the status of title to each such parcel (the “Title Commitment”). The Title Commitment shall be accompanied by true, complete and legible copies of all Encumbrances identified therein. At Closing, the policies to be issued pursuant to the Title Commitment (the “Title Policy”) shall insure that Buyer has good and insurable title in fee simple to such Specified Real Property, subject only to Permitted Encumbrances and those Encumbrances accepted by Buyer pursuant to paragraph (d) of this Section 6.14 (“Permitted Title Encumbrances”), and shall include such additional coverages and endorsements as Buyer may reasonably require (collectively the “Endorsements”). At the Closing, Buyer shall pay all premiums for the issuance of the Title Policy and the Endorsements, and Creative Electric shall deliver to the Title Company such affidavits, indemnities and other documentation as shall be necessary to enable the Title Company to issue the Title Policy with the Endorsements subject only to Permitted Title Encumbrances.

(b) Buyer shall obtain an updated survey covering each parcel included in the Specified Real Property (the “Survey”), dated subsequent to this Agreement, which shall be prepared by a surveyor duly licensed under the laws of New York and approved by Buyer. The survey (A) shall be in form and substance reasonably satisfactory to the Buyer and the Title Company, (B) shall be prepared in accordance with the 1997 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys as adopted by ALTA and the American Congress on Surveying & Mapping and (C) shall be certified to Buyer and the Title Company using a form of certification reasonably acceptable to Buyer.

(c) Sellers agree to use commercially reasonable efforts to provide Buyer with a zoning certification letter, dated on or after the date of this Agreement, issued by the City of Auburn, pursuant to which the City of Auburn certifies that the Specified Real Property is in full compliance with all applicable zoning laws and regulations (the “City Certification”).

(d) Buyer will accept title to the Specified Real Property subject only to the Permitted Encumbrances and the Encumbrances identified on Schedule 6.14(d). Any other Encumbrances (which are not Permitted Encumbrances identified on Schedule 6.14(d)) are referred to herein individually as a “Disapproved Encumbrance” and collectively the “Disapproved Encumbrances.” Sellers agree to use commercially reasonable efforts to eliminate the Disapproved Encumbrances, if any, or otherwise resolve the Disapproved Encumbrances to the reasonable satisfaction of Buyer on or before the Closing Date. Buyer acknowledges and agrees that the Specified Real Property may be subject to a lien due to failure to pay franchise taxes to the New York State Department of Taxation and Finance during the tax period ending January 31, 2003; provided, however, that Sellers shall deliver an indemnity and take all other actions reasonably necessary to cause the Title Company to omit any exception from insurance coverage under the Title Policy for such liens for franchise taxes.

(e) Reserved Real Property. Buyer agrees to accept title to the Reserved Real Property from Creative Electric at any time prior to June 30, 2010 and without payment of any additional consideration by Buyer; provided, that (i) the conveyance conveys good and insurable title to all of the Reserved Real Property to Buyer, (ii) such conveyance constitutes an entire tax parcel or entire tax parcels, (iii) such conveyance is made subject only to Permitted Title Encumbrances, (iv) the conditions set forth in Sections 6.14(a) to (c) as applied to the Reserved Real Property shall have been satisfied in all material respects and (v) the Stockholder shall pay all costs, expenses and real property transfer Taxes related to such conveyance of the Reserved Real Property, excluding the expenses of Buyer’s counsel. If Creative Electric is not able to convey title to the Reserved Real Property to Buyer to June 30, 2010, Buyer shall have no further obligation to accept title to the Reserved Real Property.

6.15 Disclosure Schedules; Supplementation and Amendment of Schedules. During the Pre-Closing Period, the Sellers shall have the obligation to promptly supplement or amend the Disclosure Schedules with respect to any matter hereafter arising or discovered after the delivery of the Disclosure Schedules pursuant to this Agreement that causes or constitutes a breach of any Sellers’ representations or warranties made as of the date of this Agreement; provided, however, that such supplements or amendments to the Disclosure Schedules shall not be deemed to amend or otherwise modify the Disclosure Schedules delivered on the date hereof or the representations and warranties of the Sellers contained therein; provided, further, if the Closing shall occur, then Spectrum and Buyer shall not be deemed to have waived any right or claim pursuant to the terms of this Agreement or otherwise with respect to any and all matters disclosed pursuant to any such supplement or amendment at or prior to the Closing.

6.16 Guarantee of Spectrum. Spectrum hereby guarantees full performance and payment by Buyer of each of its covenants, obligations and undertakings pursuant to this Agreement and the other Transaction Documents and hereby represents, acknowledges and agrees that any breach of, or other failure to perform, any such covenant, obligation or undertaking of Buyer shall also be deemed to be a breach or failure to perform by Spectrum, and Sellers and the Stockholder shall have the right, exercisable in their sole discretion, to pursue any and all available remedies they may have arising out of any such breach or nonperformance directly against either one or both of Spectrum or Buyer.

6.17 Reconciliation.

(a) For six (6) months after the Closing Date, Buyer may notify Sellers of any Intellectual Property retained by Sellers following the Closing Date that Buyer believes should have been transferred to it under this Agreement as part of the Business. If the parties determine in good faith that such Intellectual Property was intended to be transferred to Buyer as part of the Business under this Agreement, such Intellectual Property shall be assigned by Sellers to Buyer, and Sellers agree to use commercially reasonable efforts during such period to promptly provide any such Intellectual Property to Buyer.

(b) For six (6) months after the Closing Date, Sellers or the Stockholder may notify Buyer of any Intellectual Property transferred to Buyer as part of the Business that Sellers or the Stockholder believe should have been retained by them under this Agreement as part of the Excluded Assets. If the parties determine in good faith that such Intellectual Property was intended to be retained by Sellers or the Stockholder as part of the Excluded Assets under this Agreement, such Intellectual Property shall be assigned by Buyer to Sellers or an affiliate of the Stockholder as designed by the Stockholder, and Buyer agrees to use commercially reasonable efforts during such period to promptly provide any such Intellectual Property to Sellers or an affiliate of the Stockholder as designated by the Stockholder.

6.18 Bulk Sales. Buyer, Spectrum, Sellers and the Stockholder agree to waive compliance with Article 6 of the Uniform Commercial Code as adopted in each of the jurisdictions in which any of the Purchased Assets are located and any state Tax law applicable to bulk sales to the extent that such Article or Tax law would apply to the transactions contemplated hereby.

6.19 New York State Franchise Tax Compliance. The Stockholder and Sellers shall use commercially reasonable efforts to deliver to Buyer a clear Corporate Tax Search Report from the New York State Department of Taxation and Finance for Creative Electric or other reasonably acceptable evidence from the New York State Department of Taxation and Finance indicating that Creative Electric is current with all of its filing and payment obligations, as soon as reasonably practicable, but in no event later than ninety (90) days after the Closing.

ARTICLE 7

CONDITIONS TO OBLIGATIONS

OF SELLERS AND THE STOCKHOLDER

The obligations of Sellers and the Stockholder to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any of which, in Sellers’ and the Stockholder’s absolute and sole discretion, may be waived in whole or in part):

7.1 Representations, Warranties and Covenants. The representations and warranties of Spectrum and Buyer contained in this Agreement (which representations and warranties shall be deemed for purposes of this Section 7.1 not to include any qualification or limitation with respect to materiality) shall be true and correct as of the date hereof and at and as of the Closing Date as though such representations and warranties were made at and as of such date (other than such representations and warranties that address matters only as of a certain date, which need only to be true and correct as of that date), except where the failure of such representation or warranty to be true and correct has not have the effect of preventing, impeding or materially and adversely impacting Spectrum and Buyer’s ability to consummate the transactions contemplated by the Transaction Documents, and Spectrum and Buyer will have performed in all material respects all agreements and covenants required by this Agreement to be performed by them prior to or at the Closing Date.

7.2 No Proceedings. No Proceeding will be pending, threatened or anticipated against Spectrum, Buyer, a Seller or the Stockholder seeking to enjoin, or adversely affecting, the consummation of the transactions contemplated by this Agreement.

7.3 Conveyance Documents. Buyer and Spectrum shall have delivered each of the documents set forth in Section 3.3.

7.4 Payments. Sellers shall have received the Cash Payment, and the Escrow Agent shall have received the Escrow Reserve Amount.

7.5 Closing Certificate. Spectrum and Buyer will have furnished Sellers and the Stockholder with a certificate of an officer of each of Spectrum and Buyer, in form and substance reasonably satisfactory to Sellers and the Stockholder, to evidence compliance with the conditions set forth in Sections 7.1 and 7.2.

7.6 Resolutions of Spectrum and Buyer. Spectrum and Buyer will have delivered to Sellers and the Stockholder copies of all resolutions of their respective board of directors with respect to the transactions contemplated by this Agreement, certified by an officer of each entity, in form and substance reasonably satisfactory to counsel for Sellers and the Stockholder.

ARTICLE 8

CONDITIONS TO BUYER’S OBLIGATIONS

The obligation of Spectrum and Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any of which, in Spectrum’s and Buyer’s absolute and sole discretion, may be waived in whole or in part):

8.1 Representations, Warranties and Covenants.

(a) The representations and warranties of Sellers and the Stockholder contained in this Agreement (which representations and warranties shall be deemed for purposes of this Section 8.1(b) not to include any qualification or limitation with respect to materiality) shall be true and correct at and as of the date hereof and at and as of the Closing Date as though such representations and warranties were made at and as of such date (other than such representations and warranties that address matters only as of a certain date, which need only to be true and correct as of that date), without giving effect to any supplement to the Disclosure Schedules, except where the failure of such representation or warranty to be true and correct has not had a Material Adverse Effect, and Sellers and the Stockholder will have performed in all material respects all agreements and covenants required by this Agreement to be performed by them prior to or at the Closing Date.

8.2 Required Consents and Filings. The Required Consents and Filings set forth on Schedule 6.2 will have been obtained or made in form reasonably satisfactory to Buyer.

8.3 No Proceedings. No Proceeding will be pending, threatened or anticipated against Spectrum, Buyer, a Seller or the Stockholder seeking to enjoin, or adversely affecting, the consummation of the transactions contemplated by this Agreement.

8.4 Material Adverse Effect. Since the date of this Agreement, there have not occurred and still be continuing a Material Adverse Effect.

8.5 Conveyance Documents. Sellers and the Stockholder shall have delivered each of the documents set forth in Section 3.2.

8.6 Closing Certificate. Sellers and the Stockholder will have furnished or caused to be furnished to Spectrum and Buyer a certificate of an officer of each Seller and the Stockholder in form reasonably satisfactory to Spectrum and Buyer to evidence compliance with the conditions set forth in Sections 8.1, 8.3 and 8.4.

8.7 Resolutions of Seller and Stockholder. Sellers will have delivered to Spectrum and Buyer (a) certificates of good standing from the Secretary of State of the jurisdiction of incorporation of each Seller and ICS dated within 15 days of the Closing Date, and (b) copies of all resolutions of their respective board of directors and stockholders with respect to the transactions contemplated by this Agreement, certified by an officer of each entity, in form and substance reasonably satisfactory to counsel for Spectrum and Buyer.

8.8 Employment Arrangements with Key Employees. Buyer shall have entered into employment arrangements with each Key Employee on terms reasonably acceptable to Buyer and such Key Employees.

8.9 Mortgages Release. A fully executed release of the Mortgage identified under item (b) of Schedule 4.27 of the Disclosure Schedules shall be delivered to the Title Company, such that the Title Company is willing to issue the Title Policy on the Closing Date omitting any exception from insurance coverage for such Mortgage, provided that the Title Company agrees in writing that it shall promptly submit the release of the Mortgage for recordation.

8.10 Casualty. Buyer will not have elected to terminate this Agreement in accordance with Section 10.2.

ARTICLE 9

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

9.1 Survival of Representations, Warranties, Covenants and Agreements. The covenants and agreements of the parties to this Agreement shall terminate at the Closing if required to be performed at or before the Closing, and all other covenants shall survive the Closing until they have been fully satisfied or otherwise discharged. All representations and warranties made by any party in this Agreement or pursuant hereto shall survive the Closing hereunder for the applicable period as set forth below (“Survival Period”) and any notice of a potential claim for breach of a representation or warranty must be initiated within the applicable Survival Period as follows:

(a) with respect to the representations and warranties in Section 4.7 (Tax), for as long from and after the Closing Date until the expiration of the applicable statute of limitations (giving effect to any extension or waiver thereof);

(b) with respect to the representations and warranties in Section 4.2 (Power and Authority; Enforceability) and Section 4.3 (Title), until five (5) years after the Closing Date (the “Fundamental Representations”); and

(c) with respect to all other representations and warranties contained in this Agreement, until twelve (12) months after the Closing Date.

9.2 Agreement to Indemnify.

(a) Each Seller and the Stockholder hereby jointly and severally agree to indemnify, defend and hold harmless Spectrum, Buyer and their respective Affiliates, and the directors, officers, employees and agents thereof (“Buyer Indemnitees”) from and against, and to reimburse Buyer Indemnitees, from, against and in respect of any and all Losses, asserted against or imposed upon or incurred by any of them:

(i) by reason of any breach of any representation or warranty of a Seller or the Stockholder contained in this Agreement (including any Schedule or the Disclosure Schedules attached hereto);

(ii) by reason of the material breach of any covenant or agreement by a Seller or the Stockholder in or pursuant to this Agreement (including any required payment by a Seller and the Stockholder of the Net Working Capital Adjustment);

(iii) arising from any Retained Liabilities;

(iv) resulting from or arising out of the parties’ failure to comply with bulk sales laws notwithstanding any waiver by the parties of such compliance therewith pursuant to this Agreement; or

(v) to the extent relating exclusively to any Environmental Claims or any environmental condition existing on or before the Closing Date, any failure or alleged failure to comply with any Environmental Laws on or before the Closing Date, or in connection with Sellers’ operation of the Business at any of the Facilities before the Closing Date.

(b) Each of Spectrum and Buyer hereby jointly and severally agree to indemnify, defend and hold harmless each Seller, the Stockholder and their respective Affiliates, and the directors, officers, employees and agents thereof (“Seller Indemnitees”) from and against, and to reimburse Seller Indemnitees, from, against and in respect of any and all Losses, asserted against or imposed upon or incurred by any of them:

(i) by reason of any breach of any representation or warranty of Spectrum or Buyer contained in this Agreement (including any Schedule attached hereto);

(ii) by reason of the material breach of any covenant or agreement by Spectrum or Buyer in or pursuant to this Agreement (including any required payment by Spectrum or Buyer of the Net Working Capital Adjustment);

(iii) arising from any Assumed Liabilities; or

(iv) relating to any environmental condition other than those existing before the Closing Date, any failure or alleged failure to comply with any Environmental Laws after the Closing Date, or in connection with Buyer’s operation of the Business at any of the Facilities after the Closing Date.

9.3 Limitations on Indemnification. Any claims for indemnity under this Agreement shall be subject to the following limitations and adjustments:

(a) no indemnification payment for claims pursuant to Section 9.2(a)(i) (other than for fraud and the Fundamental Representations) and Section 9.2(b)(i) (other than for fraud), shall be made until the aggregate amount of all Losses for which a Seller or the Stockholder on one hand, or Spectrum or Buyer on the other hand, may be liable under this Article 9 exceeds $50,000, in which case Sellers and the Stockholder on one hand, or Spectrum and Buyer on the other hand, shall be liable for only such amounts in excess of $50,000;

(b) the maximum aggregate amount of indemnification payment under this Article 9 for claims pursuant to Fundamental Representations, pursuant to Section 9.2(a)(ii), (iii) and (iv) (in each case, other than for fraud) and pursuant to Section 9.2(b)(ii), (iii) and (iv) (in each case, other than for fraud) shall in no event exceed the Purchase Price;

(c) the amount of any claim for indemnification shall be subject to adjustment to reflect (A) any actual direct or indirect income, tax benefit (taking into account the amount of any indemnification actually received) resulting therefrom to the Indemnified Party and (B) any insurance coverage with respect thereto;

(d) indemnification for Retained Liabilities consisting of Product Liability Claims will be subject to in Section 9.3(b) and the threshold for such claims described in Section 6.13(b);

(e) in no event shall Sellers or the Stockholder be liable, in the aggregate, for indemnification for claims pursuant to Section 9.2(a)(i) (other than for fraud and the Fundamental Representations), in an amount greater than five (5%) of the Purchase Price, and claims made against the Escrow Account pursuant to Section 9.4(a) and (b) shall be the sole and exclusive remedy of the Buyer Indemnitees with respect to any claims pursuant to Section 9.2(a)(i) (other than for fraud and the Fundamental Representations);

(f) in no event shall Spectrum or Buyer be liable, in the aggregate, for indemnification for claims pursuant to Section 9.2(b)(i) (other than for fraud), in an amount greater than five (5%) of the Purchase Price; and

(g) in no event shall Sellers and the Stockholder, on the one hand, and Buyer and Spectrum, on the other hand, be liable to the other for special, incidental, consequential or punitive damages, except that nothing in this clause (g) shall relieve an Indemnifying Party from liability for such damages where an Indemnified Party becomes liable therefore to a third party.

9.4 Indemnification Procedures.

(a) Escrow. The Escrow Reserve Amount shall be deposited with the Escrow Agent in the escrow account (the “Escrow Account”) and shall be available to compensate Spectrum and Buyer (on behalf of itself or any other Buyer Indemnitees) for Losses pursuant to the indemnification obligations of Sellers and the Stockholder. Each indemnified party (the “Indemnified Party”) under this Article 9 shall use commercially reasonable efforts to notify the indemnifying party (the “Indemnifying Party”) and the Escrow Agent (for any claims against Sellers and the Stockholder) in writing (a “Claims Notice”) of a claim (a “Liability Claim”) under this Article 9 (other than Third Party Claims) promptly after the Indemnified Party has determined that a basis for such a claim exists. The Claim Notice shall state the amount of such Losses and specify in reasonable detail the material facts known to the Indemnified Party giving rise to such Liability Claim. In no event shall the failure of the Indemnified Party to so notify such Indemnifying Party of such a claim affect, impair or diminish the Indemnifying Party’s obligations under this Article 9, unless, and, if so, only to the extent that, the Indemnifying Party is actually prejudiced as a result of such failure. The Escrow Agent shall make no payment for thirty (30) days pursuant to this Article 9 and the Escrow Agreement unless the Escrow Agent shall have received written authorization from the Stockholder to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of cash from the Escrow Account to Spectrum or Buyer in accordance with this Article 9 and the Escrow Agreement; provided, however, that no such delivery may be made if Sellers or the Stockholder has objected in a written statement to any claim or claims made in the Claims Notice (the “Dispute Notice”), and had delivered such written statement to the Escrow Agent prior to the expiration of such thirty (30) day period.

(b) Dispute Resolution. The Indemnified Party and the Indemnifying Party shall attempt in good faith to resolve any objections raised by Dispute Notice. If Indemnified Party and the Indemnifying Party agree to a resolution of such objection, a memorandum setting forth such agreement shall be prepared and signed by Spectrum and the Stockholder and promptly delivered to the Escrow Agent directing the Escrow Agent to distribute cash from the Escrow Account in accordance with the terms of such memorandum. If no such resolution can be reached during the thirty (30) day period following the receipt of a Dispute Notice, then upon the expiration of such thirty (30) day period, either the Indemnified Party and the Indemnifying Party may bring suit to resolve the objection in accordance with Sections 10.6, 10,14 and 10.15. The decision of the trial court as to the validity and amount of any claim in such Claim Notice shall be nonappealable, binding and conclusive upon the parties, and parties shall promptly direct the Escrow Agent to act in accordance with such decision and distribute cash from the Escrow Account in accordance therewith.

(c) Third Party Claims. In the event that any legal proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which indemnification may be sought under this Article 9 (“Third Party Claim”), the Indemnified Party shall cause a Claim Notice to be forwarded to the Indemnifying Party promptly after Indemnified Party’s receiving notice of such assertion of the Third Party Claim. The failure of the Indemnified Party to so notify the Indemnifying Party of such Third Party Claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto unless, and, if so, only to the extent that, the Indemnifying Party is actually prejudiced as a result of such failure. Subject to the provisions of this Section 9.4, the Indemnifying Party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder (except in the case of a Third Party Claim that relates to Taxes); provided that the Indemnifying Party shall have acknowledged in writing to the Indemnified Party its obligation to indemnify the Indemnified Party as provided hereunder. If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder, it shall within five (5) days of the Indemnified Party’s delivery of the Claims Notice (or sooner, if the nature of the Third Party Claim so requires) notify the Indemnified Party of its intent to do so. If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder, fails to notify the Indemnified Party of its election as herein provided or contests its obligation to indemnify the Indemnified Party for such Losses under this Agreement, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Third Party Claim. If the Indemnifying Party shall assume the defense of any Third Party Claim, the Indemnified Party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate or (ii) legal counsel to the Indemnified Party and Indemnifying Party agree that in the reasonable opinion of such counsel a conflict or potential conflict of interests exists between the Indemnified Party and the Indemnifying Party such that representation by the same counsel would be inappropriate; and provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel for all Indemnified Parties in connection with any Third Party Claim. Each party hereto agrees to reasonably cooperate and to provide reasonable access to each other party to such documents and information as may reasonably be requested in connection with the defense, negotiation or settlement of any such Third Party Claim. Notwithstanding anything in this Section 9.4 to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless the claimant (or claimants) and such party provide to such other party and its Affiliates an unqualified release from all liability in respect of the Third Party Claim and does not involve any form of non-monetary or equitable relief.

9.5 Payment of Losses. Subject to Section 9.4 and unless disputed by the Indemnifying Party, payment or reimbursement of any Losses incurred by an Indemnified Party shall be made upon Indemnified Party’s demand therefor, except that payment of any Losses relating to a Third Party Claim shall be made by Indemnifying Party no later than the time that such Losses are required to be satisfied. Sellers, the Stockholder and Buyer mutually agree that any payment or reimbursement of Losses made by one party to the other pursuant to this Article 9 shall be treated as an adjustment to the Purchase Price, and shall be accounted as such for all tax purposes unless otherwise required by law.

9.6 Exclusive Remedy. The remedies set forth in this Article 9 shall be the exclusive remedies of the parties with respect to any and all matters covered by this Agreement, except for the remedies of specific performance, injunction or other equitable relief provided for elsewhere in this Agreement; provided that no party will be deemed to have waived any claims for fraud against a party if and to the extent fraud is proven on the part of such party.

ARTICLE 10

MISCELLANEOUS

10.1 Further Assurances. Both before and after the Closing Date, each party will cooperate in good faith with each other party and will take all appropriate action and execute any agreement, instrument or other writing of any kind which may be reasonably necessary or advisable to carry out and confirm the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the parties agree to use their respective commercially reasonable efforts to obtain all necessary waivers, consents and approvals from other third parties to the Assumed Contracts and Permits; provided, however, that Sellers, the Stockholder and their respective Affiliates shall not be required to make any payments, commence litigation or agree to modifications of the material terms thereof in order to obtain any such waivers, consents or approvals.

10.2 Risk of Loss. Risk of loss with respect to any property or assets of Sellers will be borne by Sellers and the Stockholder at all times prior to the Closing and will pass to Spectrum and Buyer only upon transfer to Buyer at Closing of title to the Purchased Assets. If any of the Tangible Personal Property is lost, damaged or destroyed by fire, theft, casualty or any other cause or causes prior to the Closing (a “Casualty”), Sellers shall promptly notify Buyer in writing of such Casualty and the details thereof and shall answer promptly any reasonable requests from Buyer for details or information. In the event of Casualties (a) in an aggregate amount less than $50,000, the parties shall thereafter proceed with the Closing, with no corresponding adjustment of the Purchase Price, (b) in an aggregate amount greater than $50,000, but less than $500,000, the parties shall thereafter proceed with the Closing, except that the Purchase Price will be reduced by the dollar amount (based upon replacement value) of the Casualty loss (and any insurance proceeds received or receivable as a result of such Casualty will be payable to Sellers), and (c) in an aggregate amount greater than $500,000, Buyer may elect to (i) proceed with the Closing, except that the Purchase Price will be reduced by the dollar amount (based upon replacement value) of the Casualty loss (and any insurance proceeds received or receivable as a result of such Casualty will be payable to Sellers) or (ii) terminate this Agreement by delivering written notice to Sellers and the Stockholder within five (5) days of or the number of days remaining to the anticipated Closing Date, whichever is less, after the later of Buyer receiving (x) written notice of any such Casualty and (y) satisfactory responses to all of its reasonable requests, if any, for details or information regarding the Casualty. If this Agreement is not terminated by Buyer pursuant to this Section 10.2 and if Buyer, Sellers and the Stockholder are unable to agree as to the dollar amount of the loss (based upon replacement value), Buyer, Sellers and the Stockholder shall proceed with the Closing as scheduled, except that Buyer shall place in escrow pursuant to the Escrow Agreement (which shall be revised as appropriate and in a form reasonably satisfactory to the parties) an amount (based upon estimated replacement value of the damaged or destroyed property) as determined by an appraisal firm selected by the Independent Accountants (the “Casualty Amount”), and the payments to be made by Buyer on the Closing Date pursuant to this Agreement will be reduced by the Casualty Amount. The Escrow Agent shall hold the Casualty Amount until the dispute has been resolved following the Closing either by agreement of Buyer, Seller and the Stockholder or by a final non-appealable order of a court of competent jurisdiction. In the event that the actual Casualty loss is greater than the Casualty Amount held in escrow, to the extent necessary, the parties shall make appropriate adjustment payments.

10.3 Termination. Anything in this Agreement to the contrary notwithstanding:

(a) Mutual Consent. This Agreement may be terminated by the mutual written consent of the parties hereto.

(b) Default. In the event that a Seller or the Stockholder, on one hand, or Spectrum and Buyer on the other hand, shall, contrary to the terms and conditions of this Agreement, (i) fail or refuse to consummate the transactions contemplated herein or to take any other action referred to herein necessary to consummate the transactions contemplated herein, or (ii) commit a material breach of any provision of this Agreement, then the non-defaulting or non-breaching party, as applicable, after affording the defaulting or breaching party a 20-day period after notice in which to cure such breach or default, shall have the right, in addition to the other rights specified in Section 10.4 below, to terminate this Agreement by written notice given to the defaulting or breaching party; provided that if the defaulting party continues to use its reasonable efforts to cure such breach or default, then the non-defaulting party may not terminate this Agreement.

(c) Outside Date. In the event that the Closing shall not have occurred on or prior to January 29, 2010, then, unless otherwise agreed to in writing by the parties hereto, this Agreement shall terminate on or following such date upon written notice given by Sellers and the Stockholder, on one hand, or Spectrum and Buyer, on the other hand. This provision shall not be available to Sellers and the Stockholder, on one hand, or Spectrum and Buyer, on the other hand, if failure of the Closing to take place before such date is due to the failure or refusal of Sellers and the Stockholder, on one hand, or Spectrum and Buyer, on the other hand, to perform any of their obligations under this Agreement in any material respect.

(d) Casualty. This Agreement may be terminated by Spectrum and Buyer by delivering written notice to Sellers and the Stockholder of its election to terminate this Agreement pursuant to Section 10.2(c).

(e) Legal Restraint. Either Sellers and the Stockholder, on one hand, or Spectrum and Buyer, on the other hand, may, by written notice to the other party, terminate this Agreement if at the time the written notice of termination is given, there is in effect a non-appealable permanent injunction enjoining consummation of the transactions contemplated hereby.

10.4 Remedies.

(a) Specific Performance. Any party desiring to proceed with the Closing despite any failure or refusal of the other party hereto of the type described in Section 10.3(b) hereof shall have the right to pursue the remedy of specific performance.

(b) Damages. Any party terminating this Agreement pursuant to Section 10.3(b) hereof shall, if the failure or refusal referred to in Section 10.3(b) hereof constituted a material breach of this Agreement, have the right to sue for damages and all reasonable out-of-pocket costs and expenses theretofore suffered and sustained by the non-defaulting party.

(c) Cumulative Remedies. The rights and remedies of the parties hereto are cumulative of each other and of every other right or remedy such other party may otherwise have at law or in equity, and the exercise of one or more rights shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

(d) Effect of Termination. Except as set forth in Section 10.4(b) above, any termination of this Agreement by any party hereto shall have the effect of causing this Agreement to thereupon become void and of no further force or effect whatsoever, and thereupon no party hereto will have any rights, duties, liabilities or obligations of any kind or nature whatsoever against any other party hereto based upon either this Agreement or the transactions contemplated hereby, except in each case the obligations of each party for its own expenses incurred in connection with the transactions contemplated by this Agreement as provided in Section 10.7. Notwithstanding the foregoing sentence, the provisions set forth in Sections 6.11(b)(ii), 10.4(c), 10.4(d), 10.5, 10.6, 10.11, 10.14, 10.15 and 10.18 shall survive any such termination.

10.5 Notices. Unless otherwise provided in this Agreement, any agreement, notice, request, instruction or other communication to be given hereunder by any party to another must be in writing and (a) delivered personally (such delivered notice to be effective on the date it is delivered), (b) mailed by certified mail, postage prepaid (such mailed notice to be effective three (3) business days after the date it is mailed), (c) deposited with a reputable overnight courier service (such couriered notice to be effective one (1) business day after the date it is sent by courier) or (d) sent by facsimile transmission (such facsimile notice to be effective on the date that confirmation of such facsimile transmission is received), as follows:

If to Sellers and/or the Stockholder, a single notice addressed to:

Integrated Device Technology, Inc. 6024 Silver Creek Valley Road San Jose, CA 95138
Attention:	General Counsel
Facsimile:	(408) 284-2775

with a copy to:

Latham & Watkins LLP 140 Scott Drive Menlo Park, CA 94025
Attention:	Mark V. Roeder
Facsimile:	(650) 463-2600

If to Spectrum and/or Buyer, a single notice addressed to:

Spectrum Microwave, Inc. c/o Spectrum Control, Inc. 8031 Avonia Road Fairview, Pennsylvania 16415
Attention:	John P. Freeman
Facsimile:	(814) 474-4475

with a copy to:

Hodgson Russ LLP 140 Pearl Street, Suite 100 Buffalo, New York 14202-4040
Attention:	Robert B. Fleming
Kevin R. Talbot
Facsimile:	(716) 819-4608

Any party may designate in a writing to any other party any other address or telecopier number to which, and any other Person to whom or which, a copy of any such notice, request, instruction or other communication should be sent.

10.6 Choice of Law. This Agreement is governed by and will be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of New York without regard to principles of conflicts of law.

10.7 Expenses. Except as otherwise provided in this Agreement, Sellers and the Stockholder shall pay all of their legal, accounting and other expenses incident to this Agreement and Spectrum and Buyer shall pay all of its legal, accounting and other expenses incident to this Agreement.

10.8 Titles. The headings of the articles and sections of this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

10.9 Waiver. No failure of any party to this Agreement to require, and no delay by any party to this Agreement in requiring, any other party to comply with any provision of this Agreement will constitute a waiver of the right to require such compliance. No failure of any party to this Agreement to exercise, and no delay by any party to this Agreement in exercising, any right or remedy under this Agreement will constitute a waiver of such right or remedy. No waiver by any party to this Agreement of any right or remedy under this Agreement will be effective unless made in writing. Any waiver by any party to this Agreement of any right or remedy under this Agreement will be limited to the specific instance and will not constitute a waiver of such right or remedy in the future.

10.10 Effective; Binding. This Agreement will be effective upon the due execution hereof by each party to this Agreement. Upon becoming effective, this Agreement will be binding upon each party to this Agreement and upon each successor and assignee of each party to this Agreement and will inure to the benefit of, and be enforceable by, each party to this Agreement and each successor and assignee of each party to this Agreement; provided, however, that, except as provided for in the immediately following sentence, no party to this Agreement may assign any right or obligation arising pursuant to this Agreement without the prior written consent of the other parties. Buyer may assign all or a portion of its rights and obligations under this Agreement to one or more Subsidiaries of Spectrum, but no such assignment shall relieve Buyer or Spectrum from any of their respective obligations hereunder.

10.11 Entire Agreement. This Agreement and the other Transaction Documents, and all schedules and exhibits hereto and thereto contain the entire agreement between the parties with respect to the subject matter of the Transaction Documents and supersedes each course of conduct previously pursued, accepted or acquiesced in, and each written or oral agreement and representation previously made, by the parties to this Agreement with respect to the subject matter of the Transaction Documents; provided, however, that the exclusivity (section 19) and confidentiality provisions (section 22) contained in (a) that certain Non-Binding Letter of Intent among the parties dated October 7, 2009, and (b) that certain Exclusivity Agreement between Buyer and the Stockholder dated October 7, 2009, will be extended through the Closing Date and will survive the execution of this Agreement unimpaired.

10.12 Modification. No course of performance or other conduct hereafter pursued, accepted or acquiesced in, and no oral agreement or representation made in the future, by any party to this Agreement, whether or not relied or acted upon, and no usage of trade, whether or not relied or acted upon, will modify or terminate this Agreement, impair or otherwise affect any obligation of any party pursuant to this Agreement or otherwise operate as a waiver of any such right or remedy. No modification of this Agreement will be effective unless made in writing duly executed by all of the parties to this Agreement.

10.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which taken together will constitute one and the same instrument. Any party may execute this Agreement by facsimile signature or .pdf and the other parties will be entitled to rely on such facsimile signature or .pdf as evidence that this Agreement has been duly executed by such party. Any party executing this Agreement by facsimile signature or .pdf shall immediately forward to the other parties an original signature page by overnight mail upon request.

10.14 Consent to Jurisdiction. Each party to this Agreement hereby (i) consents to submit himself, herself or itself to the personal jurisdiction of the Federal courts of the United States located in the Northern District of New York or, if such courts do not have jurisdiction over such matter, to the applicable courts of the State of New York located nearest to Auburn, New York, (ii) irrevocably agrees that all actions or proceedings arising out of or relating to this Agreement will be litigated in such courts and (iii) irrevocably agrees that it will not institute any Proceeding relating to this Agreement or any of the transactions contemplated hereby in any court other than such courts. Each party to this Agreement accepts for itself and in connection with its properties, generally and unconditionally, the exclusive jurisdiction and venue of the aforesaid courts and waives any defense of lack of personal jurisdiction or inconvenient forum or any similar defense, and irrevocably agrees to be bound by any non-appealable judgment rendered thereby in connection with this Agreement.

10.15 Waiver of Jury Trial. THE PARTIES HERETO WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN

EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES TO IRREVOCABLY WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER AMONG THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

10.16 Independence of Covenants and Representations and Warranties. All covenants under this Agreement will be given independent effect so that if a certain action or condition constitutes a default under a certain covenant, the fact that such action or condition is permitted by another covenant will not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant. In addition, all representations and warranties under this Agreement will be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness or a breach of such initial representation or warranty.

10.17 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction in such manner as will effect as nearly as lawfully possible the purpose and intent of such invalid, illegal or unenforceable provision.

10.18 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement, and, therefore, waive to the fullest extent possible the application of any applicable law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties to this Asset Purchase Agreement have executed or caused this Asset Purchase Agreement to be executed on the day and year indicated at the beginning of this Agreement.

SPECTRUM CONTROL, INC.

By:	/s/ John P. Freeman
Name: John P. Freeman
Title: Chief Financial Officer

SPECTRUM MICROWAVE, INC.

By:	/s/ John P. Freeman
Name: John P. Freeman
Title: Chief Financial Officer

[signature page to Asset Purchase Agreement]

MICRO NETWORKS CORPORATION

By:	/s/ Richard D. Crowley, Jr.
Name: Richard D. Crowley, Jr.
Title: VP, Treasurer and Secretary

CREATIVE ELECTRIC, INCORPORATED

By:	/s/ Richard D. Crowley, Jr.
Name: Richard D. Crowley, Jr.
Title: Chief Financial Officer

MNC WORCESTER CORPORATION

By:	/s/ Richard D. Crowley, Jr.
Name: Richard D. Crowley, Jr.
Title: VP and Chief Financial Officer

INTEGRATED DEVICE TECHNOLOGY, INC.

By:	/s/ Richard D. Crowley, Jr.
Name: Richard D. Crowley, Jr.
Title: Vice President, Chief Financial Officer

[signature page to Asset Purchase Agreement]